                                                                   EXHIBIT 10(b)


                                CREDIT AGREEMENT

                            Dated as of June 26, 1998

                                  by and among

                        ASA HOLDINGS, INC., as Borrower,

                            the Lenders named herein,


          NATIONSBANK, N.A., as Issuing Bank and Administrative Agent,


                                       and


                     NATIONSBANC MONTGOMERY SECURITIES LLC,
                                   as Arranger

                                TABLE OF CONTENTS

ARTICLE 1.  DEFINITIONS............................................................        1

         Section 1.1.  Definitions.................................................        1
         Section 1.2.  General.....................................................       21

ARTICLE 2.  SYNDICATE LOAN AND LETTER OF CREDIT FACILITY...........................       21

         Section 2.1.  Syndicate Loans.............................................       21
         Section 2.2.  Borrowings of Syndicate Loans...............................       21
         Section 2.3.  Disbursements of Syndicate Loans............................       22
         Section 2.4.  Repayment of Syndicate Loans................................       23
         Section 2.5.  Several Obligations.........................................       23
         Section 2.6.  Continuation and Conversion of Syndicate Loans..............       23
         Section 2.7.  Unavailability of Certain Loans; Illegality.................       25
         Section 2.8.  Treatment of Affected Loans.................................       25
         Section 2.9.  Compensation................................................       26
         Section 2.10.  Letters of Credit/Lenders' Participation...................       26
         Section 2.11.  Method of Issuance of Letters of Credit....................       28
         Section 2.12.  Letter of Credit Reimbursement.............................       28
         Section 2.13.  Nature of Issuing Bank's Duties/Unconditional Nature of
                  Reimbursement Obligation.........................................       30
         Section 2.14.  Expiration or Maturity Date of Letters of Credit Past
                  Termination Date.................................................       31
         Section 2.15.  Collateral Account.........................................       31
         Section 2.16.  Voluntary Reductions of the Revolving Commitment...........       32

ARTICLE 3.  COMPETITIVE BID FACILITY...............................................       32

         Section 3.1.  Competitive Bid Option......................................       32
         Section 3.2.  Borrower's Request for Competitive Bid Quotes...............       33
         Section 3.3.  Offer for Lenders to make Competitive Bid Quotes............       33
         Section 3.4.  Notice to Borrower..........................................       34
         Section 3.5.  Acceptance and Notice by Borrower...........................       35
         Section 3.6.  Allocation by the Administrative Agent......................       35
         Section 3.7.  Lender's Obligation to Make Competitive Bid Loans...........       36
         Section 3.8.  Repayment of Competitive Bid Loans..........................       36

ARTICLE 4.  SECURITY...............................................................       36

         Section 4.1.  Security....................................................       36
         Section 4.2.  Further Assurances..........................................       36
         Section 4.3.  Appraisals..................................................       37

ARTICLE 5.  OTHER LOAN AND PAYMENT PROVISIONS......................................       37

         Section 5.1.  Maximum Amount of Obligations...............................       37
         Section 5.2.  Mandatory Prepayment of Loans...............................       37
         Section 5.3.  Voluntary Prepayment of Loans...............................       38
         Section 5.4.  Maximum Number of Interest Periods for Loans................       38


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
         Section 5.5.  Rates and Payment of Interest on Loans......................       38
         Section 5.6.  Interest Upon Event of Default..............................       39
         Section 5.7.  Notes.......................................................       39
         Section 5.8.  Computations................................................       39
         Section 5.9.  Usury.......................................................       39
         Section 5.10.  Agreement Regarding Interest and Charges...................       40
         Section 5.11.  Payments...................................................       40
         Section 5.12.  Pro Rata Treatment.........................................       41
         Section 5.13.  Sharing of Payments, Etc...................................       41
         Section 5.14.  Facility Fee...............................................       42
         Section 5.15.  Letter of Credit Fees......................................       43
         Section 5.16.  Administrative and Arrangement Fees........................       44
         Section 5.17.  Increased Costs/Capital Adequacy...........................       44
         Section 5.18.  Statements of Account......................................       45
         Section 5.19.  Defaulting Lender's Status.................................       46
         Section 5.20.  Administrative Agent's Reliance............................       46
         Section 5.21.  Taxes......................................................       46
         Section 5.22.  Affected Lenders...........................................       48
         Section 5.23.  Change of Lending Office...................................       49

ARTICLE 6.  CONDITIONS PRECEDENT...................................................       49

         Section 6.1.  Conditions Precedent to Initial Loans and Letter of Credit..       49
         Section 6.2.  Conditions Precedent to Syndicate Loans and Letters of
                  Credit...........................................................       51

ARTICLE 7.  REPRESENTATIONS AND WARRANTIES.........................................       52

         Section 7.1.  Representations and Warranties..............................       52
         Section 7.2.  Survival of Representations and Warranties, Etc.............       57

ARTICLE 8.  AFFIRMATIVE COVENANTS..................................................       58

         Section 8.1.  Preservation of Existence; Status as an Air Carrier.........       58
         Section 8.2.  Compliance with Applicable Law..............................       58
         Section 8.3.  Maintenance of Property.....................................       58
         Section 8.4.  Conduct of Business.........................................       58
         Section 8.5.  Insurance...................................................       58
         Section 8.6.  Payment of Taxes and Claims.................................       59
         Section 8.7.  Visits and Inspections......................................       59
         Section 8.8.  Use of Proceeds/Letters of Credit...........................       59
         Section 8.9.  Material Subsidiaries.......................................       59
         Section 8.10.  Environmental Matters......................................       60
         Section 8.11.  Asset Pool.................................................       60

ARTICLE 9.  INFORMATION............................................................       61

         Section 9.1.  Quarterly Financial Statements..............................       61
         Section 9.2.  Year-End Statements.........................................       62
         Section 9.3.  Compliance Certificate......................................       62
         Section 9.4.  Notice of Litigation and Other Matters......................       62

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
         Section 9.5.  ERISA Reporting.............................................       63
         Section 9.6.  Copies of Other Reports.....................................       65
         Section 9.7.  Other Information...........................................       65

ARTICLE 10.  NEGATIVE COVENANTS....................................................       65

         Section 10.1.  Financial Covenants........................................       65
         Section 10.2.  Indebtedness...............................................       65
         Section 10.3.  Investments/Acquisitions...................................       66
         Section 10.4.  Liens/Agreements Regarding Liens/Other Matters.............       68
         Section 10.5.  Restricted Payments........................................       68
         Section 10.6.  Merger, Consolidation, Sales of Assets and Other
                  Arrangements.....................................................       69
         Section 10.7.  Transactions with Affiliates...............................       70
         Section 10.8.  Plans......................................................       70
         Section 10.9.  Fiscal Year................................................       71
         Section 10.10.  Margin Regulations........................................       71

ARTICLE 11.  DEFAULT...............................................................       71

         Section 11.1.  Events of Default..........................................       71
         Section 11.2.  Remedies...................................................       74
         Section 11.3.  Rights Cumulative..........................................       75

ARTICLE 12.  THE AGENT.............................................................       76

         Section 12.1.  Authorization and Action...................................       76
         Section 12.2.  Administrative Agent's Reliance, Etc.......................       76
         Section 12.3.  NationsBank as Lender......................................       77
         Section 12.4.  Lender Credit Decision, Etc................................       77
         Section 12.5.  Knowledge of Default.......................................       78
         Section 12.6.  Indemnification............................................       79
         Section 12.7.  Successor Administrative Agent.............................       79

ARTICLE 13.  MISCELLANEOUS.........................................................       80

         Section 13.1.  Notices....................................................       80
         Section 13.2.  Expenses...................................................       81
         Section 13.3.  Setoff.....................................................       82
         Section 13.4.  Litigation/Jurisdiction/Other Matters/Waivers..............       82
         Section 13.5.  Assignability and Participations...........................       83
         Section 13.6.  Amendments.................................................       85
         Section 13.7.  Nonliability of Administrative Agent, Arranger and
                  Lenders..........................................................       86
         Section 13.8.  Information................................................       86
         Section 13.9.  Indemnification............................................       87
         Section 13.10.  Survival..................................................       89
         Section 13.11.  Titles and Captions.......................................       89
         Section 13.12.  Severability of Provisions................................       90
         Section 13.13.  Governing Law.............................................       90
         Section 13.14.  Counterparts..............................................       90

         Section 13.15.  Obligations with Respect to Loan Parties..................       90
         Section 13.16.  Independent Nature of Lenders' Rights.....................       90
         Section 13.17.  No Fiduciary Relationship.................................       90
         Section 13.18.  Limitation of Liability...................................       91
         Section 13.19.  Entire Agreement..........................................       91
         Section 13.20.  Construction..............................................       91

Annex I           List of Lenders, Commitments, Credit Percentages and Lending Offices

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         THIS CREDIT AGREEMENT dated as of June 26, 1998 by and among ASA
HOLDINGS, INC., a corporation organized under the laws of the State of Georgia (the "Borrower"), the Lenders named herein and NATIONSBANK, N.A., as Issuing Bank and as Administrative Agent.

         WHEREAS, the Agent and the Lenders desire to make available to the Borrower certain financial accommodations on the terms and conditions contained herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

         SECTION 1.1. DEFINITIONS.

         In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

         "Absolute Rate" shall have the meaning assigned to such term in Section 3.3.

         "Adjusted Interest Coverage Ratio" means, with respect to the Borrower and its Subsidiaries, the ratio of (i) Consolidated EBITDAR for the Four-Quarter Period ending on the date of computation thereof to (ii) the sum of: (a) Consolidated Net Interest Expense for such Four-Quarter Period plus (b) Consolidated Rental Expense for such Four-Quarter Period; provided, however, that if a Work Stoppage has occurred during a Four-Quarter Period, the Borrower shall be permitted to calculate the Adjusted Interest Coverage Ratio using the Consolidated EBITDAR of any four quarters during the Six-Quarter Period ending on the date that such Four-Quarter Period ends, and the Consolidated Net Interest Expense and Consolidated Rental Expense of the same four fiscal quarters selected by the Borrower for calculating Consolidated EBITDAR.

         "Adjusted LIBO Rate" means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) LIBOR for such LIBOR Loan for such Interest Period by (ii) 1 minus the Reserve Requirement for such LIBOR Loan for such Interest Period.

         "Administrative Agent" means NationsBank, N.A., as agent for the Lenders under the terms of this Agreement, and any successor agent.

         "Affiliate" means (i) any Person: (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower or any Subsidiary thereof; (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in the Borrower or any Subsidiary thereof; or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the Borrower,

(ii) Delta Air Lines, Inc. or any Subsidiary or Affiliate thereof, or (iii) any officer or director of the Borrower or any Subsidiary thereof. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agent" means the Administrative Agent.

         "Agreement" means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

         "Agreement Date" means the date as of which this Agreement is dated.

         "Alternative Rating Agency" has the meaning assigned to such term in the definition of "Applicable Margin" in Section 1.1. hereof.

         "Applicable Law" means all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators.

         "Applicable Margin" means, for each LIBOR Loan, that percent per annum set forth below which shall be (i) determined based upon the rating of each class of the Borrower's long-term, senior unsecured Indebtedness including, without limitation, Indebtedness hereunder (the "Rated Debt") assigned by S&P (the "Debt Rating") as specified below and (ii) applicable to all LIBOR Loans existing on and after the first date a specific Debt Rating is effective and continuing until, but not including, the date any change in such Debt Rating is effective (the "Debt Rating Date"):

            --------------------------------------------------------------------------
                           DEBT RATING/                          APPLICABLE MARGIN FOR
             CONSOLIDATED FUNDED DEBT TO CAPITALIZATION               LIBOR LOANS
                               RATIO
            --------------------------------------------------------------------------
            BBB+ or higher/ Less than or equal to .40 to 1.00            0.250%
            --------------------------------------------------------------------------
            BBB/Greater than .40 to 1.00 but less than or
               equal to .55 to 1.00                                      0.275%
            --------------------------------------------------------------------------
            BBB-/Greater than .55 to 1.00 but less than or
               equal to .65 to 1.00                                      0.350%
            --------------------------------------------------------------------------
            BB+ or lower/Greater than .65 to 1.00                        0.550%
            --------------------------------------------------------------------------

         In the event S&P shall not make a rating of any class of Rated Debt, the above calculations shall be made based on the rating provided by a nationally recognized securities rating agency selected by the Agent, which shall be substituted for S&P (the

"Alternative Rating Agency"), of the Rated Debt and the Alternative Rating Agency's equivalent rating levels shall be substituted for the Debt Rating levels of S&P, provided further, that in the event that no Alternative Rating Agency shall make a rating of each class of Rated Debt, the Applicable Margin shall be the percentage rate set forth above corresponding to the Consolidated Funded Debt/Capitalization Ratio of the Borrower in effect at such time. If the Applicable Margin is to be determined using the Consolidated Funded Debt/Capitalization Ratio, the Applicable Margin shall initially be that corresponding to the Consolidated Funded Debt/Capitalization Ratio as at the end of the most recent fiscal quarter of the Borrower, as determined pursuant to an officer's certificate delivered to the Administrative Agent. Thereafter, the Consolidated Funded Debt/Capitalization Ratio shall be determined by the Administrative Agent promptly after the receipt of the financial statements required to be delivered by the Borrower pursuant to Section 9.1 and 9.2, as applicable, and any adjustment to the Applicable Margin shall be effective on and as of the date on ("the "Adjustment Date") which the quarterly (or annual) financial statements are required to be delivered to the Administrative Agent; provided, however, that, with respect to any LIBOR Loans outstanding on the Adjustment Date, no such adjustment shall be made to the Applicable Margin relating to such LIBOR Loan until the end of the Interest Period then in effect for such LIBOR Loan..

         Furthermore, and notwithstanding any of the foregoing, at any time the Borrower, pursuant to the proviso set forth in the definition of "Adjusted Interest Coverage Ratio", is permitted to, and in fact elects to, calculate the Adjusted Interest Coverage Ratio utilizing a Six-Quarter Period by reason of the occurrence of a Work Stoppage, the Applicable Margin shall be the percentage rate set forth above corresponding to the BB+ Debt Rating during such time. Such Applicable Margin shall take effect upon the date the Borrower delivers to the Administrative Agent a compliance certificate pursuant to Section 9.3 hereof that so indicates, that the Borrower has the elected to utilize a Six-Quarter Period as set forth in such proviso. Such Applicable Margin shall be in effect until the date for Borrower deliver a subsequent compliance certificate indicating that it no longer makes such election.

         "Appraisal" shall mean a "desk-top" appraisal report prepared by AVITAS (or such other nationally recognized aircraft appraisal firm selected by the Administrative Agent) and dated on or about the date of the delivery thereof. Such report will not include a physical inspection of the aircraft, engines or maintenance records, and will assume the equipment is half-life in its maintenance cycle and shall determine fair market value in accordance with the definition thereof promulgated by the International Society of Transport Aircraft Trading.

         "Arranger" means NationsBanc Montgomery Securities LLC.

         "ASA" shall mean Atlantic Southeast Airlines, Inc. and its successors and assigns.

         "Asset Sale" shall mean the sale (including any transaction that has the economic effect of a sale), transfer or other disposition by the Borrower or any Subsidiary to any Person (other than the Borrower or another Subsidiary) of
(a) any capital stock of any

Subsidiary or (b) any other assets of the Borrower or any Subsidiary (other than inventory, obsolete or worn out assets and scrap, in each case disposed of in the ordinary course of business).

         "Assignment Agreement" has the meaning given that term in Section 13.5.(c).

         "Available Revolving Commitment" means, on any date of determination thereof: (a) the Revolving Commitment in effect on such date minus (b) the sum of: (i) the aggregate outstanding principal amount of all Loans on such date,
(ii) the aggregate Stated Amount of all Letters of Credit outstanding on such date and (iii) the aggregate amount of Reimbursement Obligations unpaid on such date (other than any such Reimbursement Obligations to be paid on such date).

         "Base Rate" means, for any day, the rate per annum equal to the higher of: (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) per annum or (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate, as the case may be, shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate, as the case may be.

         "Base Rate Loans" means Loans bearing interest at a rate based on the Base Rate.

         "Beneficiary" means any third Person designated by the Borrower to whom the Issuing Bank is to make payment or on whose order payment is to be made under a Letter of Credit.

         "Board of Directors" means, as to any Person, the board of directors of such Person (or management body having a similar function) or any duly authorized committee thereof.

         "Borrower" has the meaning set forth in the introductory paragraph hereof and shall include the Borrower's successors and permitted assigns.

         "Borrowing" means a borrowing by the Borrower of Loans pursuant to
Section 2.2. or Article 3.

         "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Atlanta, Georgia or New York, New York are authorized or required to close.

         "Business Unit" means the assets constituting the business or a division or operating unit thereof of any Person.

         "Capitalized Lease Obligation" means, with respect to any Person at any time of determination, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations in accordance with GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date determined in accordance with GAAP.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interest (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means: (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired issued by a U.S. federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $1 billion and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc. or at least P-2 or the equivalent by Moody's Investors Services, Inc.; (iii) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in (i) above and entered into only with commercial banks having the qualifications described in (ii) above;
(iv) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc. or at least P-2 or the equivalent thereof by Moody's Investors Services, Inc., in each case with maturities of not more than one year from the date acquired; and (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $1 billion and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above.

         "Collateral" means, collectively, all property of the Borrower or any Subsidiary or any other Person (including any Eligible Fixed Asset Collateral) in which the Administrative Agent or any Lender is granted a lien as security for all or any portion of the Obligations.

         "Collateral Account" means a special interest bearing deposit account maintained with the Issuing Bank and under the sole dominion and control of the Issuing Bank.

         "Commitment" means, as to each Lender, such Lender's obligation to make Syndicate Loans hereunder in an amount up to, but not exceeding, the amount set forth for such Lender on Annex I as such Lender's "Initial Commitment Amount", as the same may be reduced from time to time pursuant to Section 2.16.

         "Competitive Bid Borrowing Notice" has the meaning set forth in Section 3.5.

         "Competitive Bid Loan" shall mean a loan made by a Lender to the Borrower pursuant to Article 3.

         "Competitive Bid Note" has the meaning set forth in Section 5.7.

         "Competitive Bid Quote" shall mean an offer from a Lender pursuant to
Section 3.3. to make a Competitive Bid Loan.

         "Competitive Bid Quote Request" shall have the meaning given such term in Section 3.2. hereof.

         "Consolidated EBIT" means, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the sum of, without duplication, (a) Consolidated Net Income of the Borrower and its Subsidiaries for such period plus (b) to the extent deducted in determining Consolidated Net Income, Consolidated Interest Expense of the Borrower and its Subsidiaries for such period (excluding intercompany items) minus (c) to the extent added in determining Consolidated Net Income, consolidated interest income of the Borrower and its Subsidiaries for such period (excluding intercompany items) plus (d) to the extent deducted in determining Consolidated Net Income, all income taxes of the Borrower and its Subsidiaries paid or accrued during such period, all in accordance with GAAP.

         "Consolidated EBITDAR" means, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the sum of, without duplication, (a) Consolidated EBIT for such period plus (b) to the extent deducted in determining Consolidated Net Income: (i) amortization expense of the Borrower and its Subsidiaries for such period plus (ii) depreciation expense of the Borrower and its Subsidiaries for such period plus (iii) Consolidated Rental Expense during such period, all in accordance with GAAP plus (iv) all non-cash charges and expenses that were deducted when calculating Consolidated Net Income; provided, however, that any subsequent cash payments made with respect to any non-cash charge or expense that was added back for purposes of calculating Consolidated EBITDAR by virtue of this subparagraph (iv) shall be deducted for purposes of calculating Consolidated EBITDAR during the period such cash payment was made.

         "Consolidated Funded Debt" means, on the date of any computation thereof, with respect to the Borrower and its Subsidiaries (determined on a consolidated basis but without duplication): (a) all indebtedness for money borrowed of the Borrower and its Subsidiaries regardless of maturity including all revolving and term indebtedness and all other lines of credit; (b) all indebtedness: (i) represented by notes payable, and drafts accepted, that represent extensions of credit; (ii) constituting obligations evidenced by bonds, debentures, notes or similar instruments; or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) all Capitalized Lease Obligations under which the Borrower and/or its Subsidiaries are obligated; (d) all reimbursement obligations under any standby letters of credit or acceptances (whether or not drawings thereunder have been then presented for payment) issued for the account of the Borrower or its Subsidiaries or under which the Borrower and its Subsidiaries are otherwise obligated; and (e) any Guaranty by the Borrower or any Subsidiary of any Consolidated Funded Debt described in the above subparagraphs (a) through (d).

         "Consolidated Funded Debt/Capitalization Ratio" means, with respect to the Borrower and its Subsidiaries at the time of the computation thereof, the ratio of (i) the sum of: (A) Consolidated Funded Debt outstanding at such time plus (B) the product of: (x) the amount set forth as the "Minimum future lease payments under all non-cancelable operating leases" for the fiscal year in which this ratio is then being calculated as set forth in the Borrower's consolidated fiscal year-end financial statements delivered to the Administrative Agent or the Lenders pursuant to Section 9.2 for the previous fiscal year times (y) seven
(7) to (ii) the sum of (A) the amount computed in subparagraph (i) above plus
(B) Consolidated Net Worth at such time.

         "Consolidated Interest Expense" means, with respect to the Borrower for any period, the sum of (without duplication): (i) the consolidated interest expense of the Borrower and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), plus (ii) the consolidated interest expense of the Borrower and its Subsidiaries that was capitalized during such period (excluding any foregone interest on cash deposits for aircraft purchase agreements), plus (iii) any interest expense on Indebtedness of another Person that is Guaranteed by the Borrower or one of its Subsidiaries or secured by a Lien on assets of the Borrower or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon), in each case, on a consolidated basis and excluding intercompany items, and in accordance with GAAP.

         "Consolidated Net Income" means, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period (taken as a single accounting period) determined in conformity with GAAP; provided, however, that the following shall be excluded when determining Consolidated Net
Income: (i) the income (or loss) for such fiscal period of any Person prior to the date such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, or such Person's assets are acquired by the Borrower or any of its Subsidiaries; (ii) any after-tax item of gain or loss resulting from sale, conversion, exchange or other disposition of assets other than in the ordinary course of business (including abandonment of reserves relating thereto); (iii) any after-tax gains or losses on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower and its Subsidiaries; (iv) the net income of any Person, other than a Subsidiary of the Borrower, except to the extent of cash dividends or distributions paid to the Borrower or a Wholly Owned Subsidiary of the Borrower; (v) the cumulative effect of any change in accounting principles; (vi) net gains or losses on the collection of proceeds of life insurance policies; and (vii) any write-up of any asset.

         "Consolidated Net Interest Expense" means, with respect to the Borrower, (i) Consolidated Interest Expense for any period minus (ii) all interest income of the Borrower and its Subsidiaries for such period, in each case excluding intercompany items and calculated in accordance with GAAP.

         "Consolidated Net Worth" means, with respect to the Borrower and its Subsidiaries, the Borrower's consolidated total shareholder's equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) which would appear as such on a balance sheet of such Person prepared in accordance with GAAP (determined on a consolidated basis and excluding intercompany items and excluding any upward adjustments after the Agreement Date due to revaluation of assets).

         "Consolidated Rental Expense" means, with respect to the Borrower and its Subsidiaries for any period, the aggregate amount of all payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the leased property) payable by the Borrower or any of its Subsidiaries, as lessee or sublessee under any lease of personal property or real property and shall include any amounts required to be paid by the Borrower or any of its Subsidiaries (whether or not designated as rents or additional rents) to the lessor on account of maintenance, repairs, insurance, taxes and similar charges during such period.

         "Continue", "Continuation" and "Continued" shall refer to the continuation of a LIBOR Loan from one Interest Period to the next Interest Period pursuant to Section 2.6.

         "Continuing Directors" means, as of the date of determination, any member of the Board of Directors of the Borrower who (i) was a member of such Board of Directors on the Agreement Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Convert", "Conversion" and "Converted" shall refer to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.6.

         "Credit Event" means any of the following: (a) the making (or deemed making) of any Loan; (b) the Conversion or Continuation of a Loan; and (c) the issuance of a Letter of Credit.

         "Credit Percentage" means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender's Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the "Credit Percentage" of each Lender shall be the Credit Percentage of such Lender in effect immediately prior to such termination or reduction.

         "Date of Issuance" means the date of issuance by the Issuing Bank of a Letter of Credit under this Agreement.

         "Debt Rating" has the meaning assigned to such term in the definition of "Applicable Margin" in Section 1.1. hereof.

         "Debt Rating Date" has the meaning assigned to such term as in the definition of "Applicable Margin" in Section 1.1. hereof.

         "Default" means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, a determination of materiality or the happening of any other condition.

         "Defaulting Lender" has the meaning set forth in Section 2.3.(c).

         "Dollars" or "$" means the lawful currency of the United States of America.

         "Drawing" means a drawing by a Beneficiary under any Letter of Credit.

         "Effective Date" means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived in writing by the Requisite Lenders.

         "Eligible Assignee" means (i) a Lender; (ii) an affiliate of a Lender having a tangible net worth, or combined capital and surplus, of at least $1 billion; and (iii) any other Person approved by the Administrative Agent and the Borrower; provided, however, that (a) the approval of the Borrower shall not be unreasonably withheld or delayed and such approval shall be deemed given by the Borrower if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five (5) Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower; (b) the approval of the Administrative Agent and the Borrower shall not be required if an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 13.5.; and (c) neither the Borrower nor an affiliate of the Borrower shall qualify as an Eligible Assignee.

         "Eligible Fixed-Asset Collateral" shall mean aircraft, aircraft engines and related aircraft parts (and other equipment of the Borrower and its Subsidiaries that is acceptable to the Administrative Agent and the Requisite Lenders) and where, in each case, good and marketable title thereto shall be vested in the Borrower and/or such Subsidiaries and the Borrower and/or such Subsidiaries shall own such Eligible Fixed-Asset Collateral free and clear of any Lien and such Eligible Fixed-Asset Collateral shall not be subject to any lease, conditional sale agreement or other agreement affecting title thereto.

         "Environmental Laws" means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. ss. 7401 et seq; Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; Solid Waste Disposal Act, 42 U.S.C. ss. 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.; National Environmental Policy Act, 42 U.S.C. ss. 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time, or any successor law.

         "ERISA Affiliate" means any entity required at any relevant time to be aggregated with the Borrower or any Subsidiary under Sections 414(b) or (c) of the Internal Revenue Code. In addition, for purposes of any provision of this Agreement that relates to Section 412(n) of the Internal Revenue Code, the term ERISA Affiliate shall mean any entity aggregated with the Borrower or any Subsidiary under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code.

         "Event of Default" means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

         "Existing Consolidated Funded Debt" means the Consolidated Funded Debt of the Borrower and its Subsidiaries outstanding as of the Agreement Date and set forth on Schedule 1.1(a) attached hereto.

         "Existing Liens" means Liens on the property and assets of the Borrower and its Subsidiaries in existence as of the Agreement Date and described on
Schedule 1.1(b) hereof.

         "Expiration Date" means, as to any Letter of Credit, the date set forth in such Letter of Credit as the date by which the Beneficiary must have presented such Letter of Credit, drafts, and any required documents for payment, acceptance or negotiation in accordance with the terms of such Letter of Credit.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to NationsBank on such day on such transactions as determined by the Administrative Agent.

         "Fee Letters" has the meaning set forth in Section 5.16.

         "Fees" means the fees and commissions provided for or referred to in Sections 5.14., 5.15. and 5.16. and any other fees payable by the Borrower hereunder or under any other Loan Document.

         "Foreign Lender" means any Lender organized under the laws of a jurisdiction other than the United States of America or any state thereof.

         "Four-Quarter Period" means the previous four full consecutive fiscal quarters of the Borrower ending on the day of any computation of any ratio contained herein.

         "GAAP" means generally accepted accounting principles in the United States generally outlined in Statements on Auditing Standards No. 69 entitled "The Meaning of 'Present Fairly in Conformity with Generally Accepted Accounting Principles in the Independent Auditors Reports'" issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. Unless otherwise agreed, references to GAAP herein shall be to GAAP as in effect on the Agreement Date.

         "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

         "Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable agency or authority) or any arbitrator with authority to bind a party at law.

         "Guarantor" means, as of the Agreement Date, ASA Investments, Inc. and ASA, and after the Agreement Date, each other Material Subsidiary required to execute and deliver a Guaranty pursuant to Section 8.9.

         "Guaranty", "Guaranteed" or to "Guarantee" as applied to any Indebtedness means and includes:

         (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of any Indebtedness; or

         (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such Indebtedness whether by:

                  (i)      the purchase of securities or obligations;

                  (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such Indebtedness to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such Indebtedness, or to assure the owner of such Indebtedness against loss;

                  (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such Indebtedness;

                  (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit); or

                  (v) the supplying of funds to or investing in a Person on account of all or any part of such Person's Indebtedness under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such Indebtedness.

As the context requires, "Guaranty" shall also mean each guaranty executed and delivered by each Material Subsidiary pursuant to Section 8.9.

         "Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "TLCP" toxicity, "EP" toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         "Indebtedness" as applied to a Person means, without duplication, (a) Consolidated Funded Debt and all other items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, and (b) any Guaranty of any obligation described in subparagraph (a) above executed by such Person or under which such Person is obligated.

         "Interest Period" means:

         (a) for each LIBOR Loan, the period commencing on the date of the Borrowing, Conversion or Continuation of such LIBOR Loan and ending on the last day of the period selected by the Borrower pursuant to this clause (a). The duration of each Interest Period for a LIBOR Loan shall be one, two, three or six months, in each case as the Borrower may, in an appropriate Notice of Syndicate Borrowing, Notice of Continuation or Notice of Conversion, select. In no event shall an Interest Period for a LIBOR Loan extend beyond the Termination Date. Whenever the last day of any Interest Period for a LIBOR Loan would otherwise occur on a day other than a LIBOR Business Day, the last day of such Interest Period for such LIBOR Loan shall be extended to occur on the next succeeding LIBOR Business Day; provided, however, that if such extension would cause the last day of such Interest Period for such LIBOR Loan to occur in the next following calendar month, the last day of such Interest Period for such LIBOR Loan shall occur on the next preceding LIBOR Business Day; and

         (b) for each Competitive Bid Loan, the period commencing on the date of the Borrowing of such Competitive Bid Loan and ending on the last day of the period selected by the Borrower pursuant to this clause (b). The duration of each Interest Period for a Competitive Bid Loan shall be a period of not less than 7 and not more than 180 days commencing on a Business Day selected by the Borrower pursuant to Section 3.2. In no event shall an Interest Period for a Competitive Bid Loan extend beyond the Termination Date. Whenever the last day of any Interest Period for a Competitive Bid Loan would otherwise occur on a day other than a Business Day, the last day of such Interest Period for such Competitive Bid Loan shall be extended to occur on the next succeeding Business Day.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended or any successor federal tax code.

         "Investment" means, with respect to any Person and whether or not such investment constitutes a controlling interest in such Person:

         (a) the purchase or other acquisition of any share of capital stock, evidence of Indebtedness or other security issued by any other Person;

         (b) the purchase or acquisition of the assets of another Person not in the ordinary course of business;

         (c) any loan, advance or extension of credit to, or contribution (in the form of money or goods) to the capital of, any other Person, excluding trade credit;

         (d)      any Guaranty of the Indebtedness of any other Person;

         (e) any other investment in any other Person (including the entering of any joint venture or partnership (whether as a general or limited partner)); and

         (f)      any commitment or option to make an Investment in any other
Person.

         "Issuing Bank" means NationsBank, N.A., and its successors and assigns.

         "Issuing Bank Fees" has the meaning set forth in Section 5.15.

         "L/C Commitment Amount" equals $5,000,000.

         "Lender" means each of the financial institutions from time to time identified as Lenders on the then current Annex I attached hereto, including any Lender who makes Competitive Bid Loans, together with its respective successors and permitted assigns.

         "Lending Office" means, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

         "Letter of Credit" means a standby letter of credit issued, or deemed issued, by the Issuing Bank pursuant to Section 2.10. or 2.11.

         "Letter of Credit Facility" means the facility described in Sections
2.10. through 2.13. pursuant to which the Letters of Credit are to be issued.

         "Letter of Credit Request" has the meaning set forth in Section
2.11.(a).

         "LIBOR" means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two LIBOR Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two LIBOR Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

         "LIBOR Business Day" means any day on which banks are scheduled to be open for business and quoting interest rates for Dollar deposits on the London interbank market and which is also a Business Day.

         "LIBOR Loans" means Syndicate Loans that bear interest at rates based upon the Adjusted LIBO Rate.

         "Lien" as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction.

         "Loan Document" means this Agreement, each of the Notes, each of the Guaranties, each Security Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with or pursuant to this Agreement, the Revolving Credit Facility or the Letter of Credit Facility.

         "Loan Party" means each of the Borrower, each Guarantor, each other Person who guarantees all or a portion of the Obligations and/or who pledges any Collateral.

         "Loans" means, collectively, the Syndicate Loans and the Competitive Bid Loans; and "Loan" means any Syndicate Loan or any Competitive Bid Loan.

         "Material Adverse Change" means, with respect to any Person, a material adverse change in such Person's business, assets, liabilities, financial condition, results of operations or business prospects; provided, however, that the occurrence of a labor dispute or a Work Stoppage will not in itself constitute a Material Adverse Change.

         "Material Adverse Effect" means, with respect to any Person, a material adverse effect upon (a) such Person's business, assets, liabilities, financial condition, results of operations or business prospects (provided, that the occurrence of a labor dispute or Work Stoppage will not in itself constitute a Material Adverse Effect); (b) the rights and remedies of the Lenders, the Issuing Bank and the Administrative Agent under the Loan Documents, or the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents to which it is a party, as applicable; or (c) the legality, validity or enforceability of any Loan Documents. Unless otherwise set forth herein, any reference to a "Material Adverse Effect" shall be a reference to the effect on the Borrower and its Subsidiaries, taken as a whole.

         "Material Subsidiary" means each Subsidiary of the Borrower, now existing or hereafter established or acquired, that has or acquires total assets in excess of $1,000,000 or that accounted or produced more than 5% of Consolidated EBITDAR of the Borrower during any of the three most recently completed fiscal years of the Borrower.

         "Multiemployer Plan" shall mean a multiemployer plan defined as such in
Section 4001(a)(3) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

         "NationsBank" means NationsBank, N.A., in its individual capacity and not as an Agent.

         "Non-Material Subsidiary" means any Subsidiary of the Borrower that does not constitute a Material Subsidiary.

         "Notes" means, collectively, the Syndicate Notes and the Competitive Bid Notes; and "Note" means each Syndicate Note and each Competitive Bid Note.

         "Notice of Continuation" means a notice in the form of Exhibit B to be delivered to the Administrative Agent pursuant to Section 2.6. evidencing the Borrower's request for the Continuation of a LIBOR Loan.

         "Notice of Conversion" means a notice in the form of Exhibit C to be delivered to the Administrative Agent pursuant to Section 2.6. evidencing the Borrower's request for the Conversion of a Loan from one Type to another Type.

         "Notice of Syndicate Borrowing" means a notice in the form of Exhibit A-1 to be delivered to the Administrative Agent pursuant to Section 2.2. evidencing the Borrower's request for a Borrowing of Syndicate Loans.

         "Obligations" means, individually and collectively: (a) all Loans and the obligation of the Borrower to repay the same and the accrued interest thereon in accordance with this Agreement; (b) all Reimbursement Obligations; and (c) all other present and future indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent, the Issuing Bank and/or the Lenders of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

         "Outstanding Credit" means, at any given time, the sum of: (a) the aggregate principal amount of Loans (including all Syndicate Loans and all Competitive Bid Loans) outstanding at such time plus (b) the aggregate Stated Amount of all Letters of Credit outstanding at such time plus (c) the aggregate amount of all unpaid Reimbursement Obligations outstanding at such time.

         "PBGC" means the Pension Benefit Guaranty Corporation and any successor agency.

         "Payment Date" means any date the Issuing Bank disburses funds under a Letter of Credit to or on the order of a Beneficiary in response to a Drawing.

         "Permitted Liens" means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority, or judgments, the entry of which do not constitute and Event of Default hereunder, or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business which are not delinquent or which are being contested in good faith; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen's compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; (d) Existing Liens not required to be terminated pursuant to Section 6.1.; (e) Purchase Money Liens and Liens constituting Capital Lease Obligations but only to the extent the Indebtedness secured by such Liens is permitted pursuant to Section 10.2.(c) and (d); (f) Liens on aircraft, aircraft engines and related aircraft parts and equipment so long as, (i) immediately after giving effect to the granting of any such Lien, the Borrower and its Subsidiaries are in compliance with Section 8.11. hereof and (ii) the Indebtedness secured by such Liens is permitted pursuant to Section
10.2. hereof and (g) Liens securing claims, other than those described in clauses (a) through (f), not in excess of $2,000,000.

         "Person" means an individual, corporation, partnership (general, limited or limited liability), limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Plan" means an employee benefit or pension plan maintained for employees of the Borrower, any of the other Loan Parties or any affiliate thereof that is covered by Title IV of ERISA, or subject to minimum funding standards under Section 412 of the Internal Revenue Code, including such plans as may be established after the Agreement Date.

         "Prime Rate" means the per annum rate of interest established from time to time by NationsBank as its prime rate, which rate may not be the lowest rate of interest charged by NationsBank to its customers.

         "Principal Office" means the main office of the Administrative Agent located at 101 North Tryon Street, 15th Floor, Charlotte, North Carolina 28255-0001, Attention: Margaret Rhodes, or any other office which the Administrative Agent may designate as such in a written notice to the Borrower and the Lenders.

         "Purchase Money Debt" means any Indebtedness incurred at the time of or within 180 days prior to or after the acquisition of any property (other than inventory) for the purpose of financing all or any part of the purchase price thereof.

         "Purchase Money Lien" means a Lien on any item of equipment acquired after the Agreement Date; provided, however, that: (a) such Lien shall attach only to the equipment to be acquired; (b) the Purchase Money Debt incurred in connection with such acquisition shall not exceed the amount of the purchase price of such item of equipment then being financed and any related expenses; and (c) such Lien shall secure only such Purchase Money Debt.

         "Quarterly Dates" means the last day of each fiscal quarter of the Borrower, the first of which shall be June 30, 1998. The Borrower agrees that the fiscal quarters of the Borrower shall be set in a manner such that the fiscal year of the Borrower shall be divided into four periods of relatively equal length.

         "Rated Debt" has the meaning assigned to such term in the definition of "Applicable Margin" in Section 1.1 hereof.

         "Reimbursement Obligation" means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Issuing Bank for any Drawing pursuant to Section 2.12.

         "Reportable Event" has the meaning set forth in Section 4043(b) of ERISA, but shall not include a Reportable Event as to which the provision for 30 days' notice to the PBGC is waived under applicable regulations.

         "Requisite Lenders" means (a) so long as no Event of Default has occurred and is continuing, Lenders whose combined Credit Percentages equal or exceed 66 2/3% and (b) during the continuance of an Event of Default, Lenders who, on a combined basis, hold at least 66 2/3% of the Outstanding Credit.

         "Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D of the Board of Governors of the Federal Reserve System). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Adjusted LIBO Rate is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Loans. The Adjusted LIBO Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

         "Restricted Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding.

         "Revolving Commitment" means $100,000,000, as the same may be reduced from time to time pursuant to the terms of this Agreement.

         "Revolving Credit Facility" means the loan and letter of credit facility described in Article 2.

         "S&P" means Standard & Poor's Rating Group, a division of McGraw-Hill Companies, Inc.

         "Security Documents" means, collectively, any and all agreements, instruments, financing statements, mortgages, filings, recordations and other documents, pursuant to which the Borrower or any Subsidiary shall grant or convey to the Administrative Agent and/or the Lenders a Lien in property as security for all or any portion of the Obligations, as any of them may be amended, modified or supplemented from time to time.

         "Security Event" means the occurrence and continuance of a Work Stoppage for a period of greater than 60 consecutive days.

         "Six-Quarter Period" means the previous six full consecutive fiscal quarters of the Borrower ending on the day of any computation of any ratio contained herein.

         "Solvent" means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); and (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature and (c) that the Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

         "Stated Amount" means the amount available to be drawn by a Beneficiary under a Letter of Credit from time to time, as the Stated Amount of any such Letter of Credit may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

         "Statement of Funds Flow" has the meaning set forth in Section 6.1.

         "Subsidiary" means (i) a Person of which an aggregate of 50% or more of the issued and outstanding capital stock of any class or classes having by the terms thereof ordinary voting power to elect the directors (or other management personnel) of such Person or 50% or more of other voting or equity interests is owned of record, directly or beneficially, by another Person, or by one or more Subsidiaries of such other Person, or by such other Person and one or more Subsidiaries of such Person and (ii) any other Person whose financial statements are required to be consolidated with the Borrower in accordance with GAAP.

         "Syndicate Loan" means a loan made by a Lender to the Borrower pursuant to Section 2.1.

         "Syndicate Note" has the meaning set forth in Section 5.7.

         "Termination Date" means June 26, 2003.

         "Termination Event" means (a) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under
Section 4041 of ERISA; (b) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or the appointment of a trustee to administer any Plan; (c) the withdrawal of the Borrower, any Subsidiary or any ERISA Related Party from a Plan during a plan year in which such employer was a "substantial employer" as defined in ERISA Section 4001(a)(2); (d) the partial or complete withdrawal from a Multiemployer Plan within the meaning of ERISA
Section 4203 and 4205; or (e) an event that could result in the Borrower, its Subsidiaries or any ERISA Related Party providing security as required by Internal Revenue Code Section 401(a)(29).

         "Transaction Costs" shall mean, with respect to a given transaction, all reasonable brokerage and investment banking fees, fees and expenses of appraisers and accountants, fees and disbursements of legal counsel and other reasonable out-of-pocket costs and expenses incurred by Borrower or a Subsidiary (or required to be paid by Borrower or a Subsidiary) in connection with such transaction.

         "Type" with respect to any Syndicate Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person of which all of the issued and outstanding capital stock is owned by such Person or a Wholly Owned Subsidiary of such Person.

         "Work Stoppage" means any strikes, slow downs, walkouts or other labor disputes resulting in a cessation of all or a material portion of the flight operations of the Borrower and its Subsidiaries.

         "Year 2000 Compliant" has the meaning assigned to such term in Section
7.1 hereof.

         SECTION 1.2. GENERAL.

         Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date. When determining the "Minimum future lease payments under all non-cancelable operating leases" for purposes of this Agreement, the Borrower shall use the same manner and method as that used in the most recent year-end audited financial statements delivered to the Administrative Agent prior to the Agreement Date. References in this Agreement to "Sections", "Articles", "Exhibits" and "Schedules" are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time and in effect at any given time. Wherever from the context it appears appropriate, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to "Subsidiary" means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an "Affiliate" means a reference to an Affiliate of the Borrower. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be.

             ARTICLE 2. SYNDICATE LOAN AND LETTER OF CREDIT FACILITY

         SECTION 2.1. SYNDICATE LOANS.

         Subject to Section 5.1 and the other terms and conditions hereof, and in reliance upon the representations and warranties of the Borrower set forth herein, during the period from the Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Syndicate Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the Revolving Commitment times such Lender's Credit Percentage. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to the Termination Date, the Borrower may borrow, repay and reborrow Syndicate Loans hereunder.

         SECTION 2.2. BORROWINGS OF SYNDICATE LOANS.

         Each Borrowing of Syndicate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. The Borrower shall give the Administrative Agent written notice pursuant to a Notice of Syndicate Borrowing or telephonic notice of each Borrowing of a Syndicate Loan. Any such telephonic notice shall include all information to be specified in a written Notice of Syndicate Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Syndicate Borrowing sent to the Administrative Agent by facsimile transmission on the same day of such telephonic notice. The Administrative Agent will promptly transmit by facsimile transmission the Notice of Syndicate

Borrowing (or the information contained in such Notice of Syndicate Borrowing) to each Lender. The Notice of Syndicate Borrowing shall specify the aggregate principal amount of Syndicate Loans to be borrowed from the Lenders pursuant to the Notice of Syndicate Borrowing, the Type of Loans, and the proposed date such Syndicate Loans are to be borrowed. Each Notice of Syndicate Borrowing shall be delivered to the Administrative Agent before 11:00 a.m. (a) in the case of LIBOR Loans, on the date three LIBOR Business Days prior to the proposed date of such Borrowing and (b) in the case of Base Rate Loans, on the date of the proposed Borrowing. Each Notice of Syndicate Borrowing or telephonic notice of each such Borrowing shall be irrevocable once given and binding on the Borrower.

         SECTION 2.3. DISBURSEMENTS OF SYNDICATE LOANS.

         (a) No later than 12:00 noon on the date specified in the Notice of Syndicate Borrowing, each Lender will make available for the account of its applicable Lending Office to the Administrative Agent at its Principal Office, in immediately available funds, the Syndicate Loan to be made by such Lender using the wiring instructions for the Administrative Agent set forth on Annex I or as otherwise directed by the Administrative Agent. With respect to Syndicate Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender prior to the specified date of Borrowing of a Syndicate Loan that such Lender does not intend to make available to the Administrative Agent the Syndicate Loan to be made by such Lender on such date, the Administrative Agent may assume that such Lender will make the proceeds of such Syndicate Loan available to the Administrative Agent on the date of the requested Borrowing as set forth in the Notice of Syndicate Borrowing and the Administrative Agent may, in reliance upon such assumption (but shall not be obligated to), make available to the Borrower the amount of such Syndicate Loan to be provided by such Lender.

         (b)      Provided that the applicable conditions set forth in Article
6. for such Borrowing of Syndicate Loans are fulfilled, the Administrative Agent will make the proceeds of such Borrowing of Syndicate Loans available to the Borrower at the account specified by the Borrower in such Notice of Syndicate Borrowing.

         (c) If, with respect to Syndicate Loans to be made after the Effective Date: (i) a Lender (such Lender being hereinafter referred to as a "Defaulting Lender") does not make the amount of such Lender's Syndicate Loan available to the Administrative Agent (including any Syndicate Loan to be made pursuant to Section 2.12.); (ii) such Lender has not notified the Administrative Agent that it will not make such amount available to the Administrative Agent; and (iii) the Administrative Agent has nevertheless made available to the Borrower the amount of the Syndicate Loan to be provided by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Defaulting Lender. If such Defaulting Lender does not pay such corresponding amount immediately upon the Administrative Agent's demand, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly (but in no event later than one Business Day after such demand) pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Defaulting Lender interest on such corresponding amount for each day from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent at a rate per annum equal to the applicable Federal Funds Rate. The Administrative Agent shall be entitled to recover from the Borrower the amount of interest accruing on such amount of such Syndicate Loan at the rate therefor in accordance with its Type; provided, however, any amount paid by the Defaulting Lender pursuant to the immediately preceding sentence shall reduce the amounts owed by the Borrower under this sentence. The Administrative Agent shall also be entitled to recover from the Borrower and such Defaulting Lender an amount equal to any costs (including reasonable legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Agreement. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Defaulting Lender, including, without limitation, the right of the Borrower to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrower under this Section because of such Defaulting Lender's default. If the Borrower and the Defaulting Lender fail to reimburse the Administrative Agent as provided above, in addition to the rights the Administrative Agent may have under Applicable Law or under this Agreement, the Administrative Agent shall be subrogated to the rights of such Defaulting Lender under this Agreement to the extent of such failure and shall thereafter (until such Defaulting Lender shall so reimburse the Administrative Agent) be entitled to the percentage of voting rights of such Defaulting Lender under this Agreement.

         SECTION 2.4. REPAYMENT OF SYNDICATE LOANS.

         Unless payable earlier pursuant to the terms of this Agreement, the Borrower shall repay the outstanding principal balance of all Syndicate Loans, and all accrued but unpaid interest and fees thereon, on the Termination Date.

         SECTION 2.5. SEVERAL OBLIGATIONS.

         No Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender hereunder and the failure of any Lender to make a Loan to be made by it hereunder shall not relieve the obligation of each other Lender to make any Loan to be made by such other Lender.

         SECTION 2.6. CONTINUATION AND CONVERSION OF SYNDICATE LOANS.

         (a) So long as no Event of Default shall have occurred and be continuing, the Borrower may on any LIBOR Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section for a Syndicate Loan shall commence on the last day of the immediately preceding Interest Period for such Syndicate Loan. Each selection of a new Interest Period shall be made by the Borrower's giving of a Notice of Continuation not later than 12:00 noon on the third LIBOR Business Day prior to the date of any such Continuation to the Administrative Agent. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the date of such Continuation, (b) the LIBOR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Syndicate Loans outstanding hereunder. Upon receipt of a Notice of Continuation, the Administrative Agent shall determine the Adjusted LIBO Rate and promptly notify the Borrower and the Lenders by telephone (promptly confirmed in writing by telecopier) or in writing by telecopier. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefore, Convert into a Base Rate Loan notwithstanding failure of the Borrower to comply with Section 2.2. At such time as an Event of Default has occurred and is continuing, and unless all Loans have been accelerated pursuant to Article 11 hereof, LIBOR Loans may continue to be outstanding but such Loans shall be automatically converted into Base Rate Loans and shall accrue interest as provided in Section 5.6 hereof.

         (b) So long as no Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, upon the Borrower's giving of a Notice of Conversion to the Administrative Agent, Convert the entire amount of all or a portion of a Loan of one Type into a Loan of another Type. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed Conversion. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Each such Notice of Conversion shall be given not later than 12:00 noon on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third LIBOR Business Day prior to the date of any proposed Conversion into LIBOR Loans. Subject to the restrictions specified above, each such notice by the Borrower of a Conversion shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given. Each Conversion from a Base Rate Loan to a LIBOR Loan shall be in an aggregate amount for the Loans of all Lenders of not less than $5,000,000 or integral multiples of $1,000,000 in excess of that amount. Upon receipt of a Notice of Conversion, the Administrative Agent shall determine the Adjusted LIBO Rate or the Base Rate, as the case may be, and promptly notify the Borrower and the Lenders by telephone (promptly confirmed in writing by telecopier) or in writing by telecopier.

         SECTION 2.7. UNAVAILABILITY OF CERTAIN LOANS; ILLEGALITY.

         (a) If on or prior to the first day of any Interest Period for any LIBOR Loan, the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the London interbank or other relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, then the Administrative Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional LIBOR Loans, Continue LIBOR Loans, or to Convert Base Rate Loans into LIBOR Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Loans, either prepay such LIBOR Loans or Convert such Loans into Base Rate Loans in accordance with the terms of this Agreement.

         (b) Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Lending Office to make, maintain, or fund LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender's obligation to make or Continue LIBOR Loans and to Convert Base Rate Loans into LIBOR Loans shall be suspended until such time as such Lender may again make, maintain, and fund LIBOR Loans (in which case the provisions of Section 2.8. shall be applicable).

         SECTION 2.8. TREATMENT OF AFFECTED LOANS.

         If the obligation of any Lender to make or Continue a LIBOR Loan, or to Convert Base Rate Loans into LIBOR Loans shall be suspended pursuant to Section 2.6., 2.7. or 5.17. (such Loans being herein called "Affected Loans"), such Lender's Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 2.7., on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 2.7. or 5.17. that gave rise to such Conversion no longer exist (or in the case of Section 2.6., the applicable Event of Default has been cured or waived pursuant to the terms hereof):

         (a) to the extent that such Lender's Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Base Rate Loans; and

         (b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into LIBOR Loans shall be Converted instead into (or shall remain as) Base Rate Loans.

         If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 2.7. or 5.17. hereof that gave rise to the Conversion of such Lender's Affected Loans pursuant to this Section 2.8. no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) (or in the case of Section 2.6., the applicable Event of Default has been cured or waived pursuant to the terms hereof) at a time when LIBOR Loans made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.

         SECTION 2.9.  COMPENSATION.

         Upon the request of any Lender, the Borrower shall pay to such Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any actual loss, cost or expense incurred by such Lender as a result of:

         (a) any payment, mandatory or optional prepayment or Conversion of a LIBOR Loan for any reason (including, without limitation, acceleration or by reason of a mandatory prepayment pursuant to Section 10.6.) on a date other than the last day of the Interest Period for such Loan; or

         (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article 6. to be satisfied) to borrow, Continue, Convert or prepay a LIBOR Loan on the date for such borrowing, Continuation, Conversion or prepayment under this Agreement.

         Such compensation shall include, without limitation, an amount equal any actual funding losses incurred by such Lender and such Lender's normal administrative charges, if any, associated with such payment, prepayment, Conversion or failure to borrow. Any determination of the amount of such loss, cost or expense shall be conclusive absent manifest error.

         SECTION 2.10. LETTERS OF CREDIT/LENDERS' PARTICIPATION.

         (a) Subject to the terms and conditions of this Agreement, the Issuing Bank, on behalf of the Lenders, agrees to issue and amend (including, without limitation, to extend or renew) for the account of the Borrower for the period from and including the Effective Date to, but excluding, the Termination Date one or more standby letters of credit in such form and containing such terms as may be requested from time to time by the Borrower and acceptable to the Issuing Bank up to a maximum aggregate Stated Amount at any one time outstanding equal to the L/C Commitment Amount; provided, however, that the initial Stated Amount of any Letter of Credit issued pursuant to this Section shall not exceed the Available Revolving Commitment at the time of such issuance.

         (b) Subject to the terms and conditions of this Agreement, including subsection (a) above, at the time of issuance, the terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Bank. The Expiration Date of all Letters of Credit issued hereunder shall not be later than the earlier to occur of: (i) the date 364 days from the date of issuance or (b) the date two Business Days prior to the Termination Date. Accordingly, each Letter of Credit containing an evergreen renewal provision shall also contain a provision pursuant to which, notwithstanding any other provisions thereof, it shall have a final Expiration Date no later than two Business Days prior to the Termination Date.

         (c) Immediately upon the issuance (or deemed issuance) by the Issuing Bank of any Letter of Credit in accordance with the procedures set forth in this Section, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Credit Percentage of the liability of the Issuing Bank with respect to such Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto, other than amounts owing to the Issuing Bank consisting of fronting fees) and any security therefor or guaranty pertaining thereto. Accordingly, each Lender severally agrees that it shall be unconditionally and irrevocably liable, without regard to the occurrence of any Default or Event of Default or any condition precedent whatsoever, to the extent of such Lender's Credit Percentage, to reimburse the Issuing Bank on demand in immediately available funds in Dollars for the amount of each Drawing paid by the Issuing Bank under each Letter of Credit issued by the Issuing Bank to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.12.; provided, however, that the Lenders shall not be obligated to so reimburse the Issuing Bank in the event that the Issuing Bank's honoring of such Drawing constitutes gross negligence or willful misconduct (as determined by a court of competent jurisdiction). The failure of any Lender to honor its obligations hereunder shall not relieve any other Lender of its duty to honor its obligations hereunder.

         (d) Each payment made by a Lender pursuant to the immediately preceding subsection (c) shall be paid to the Administrative Agent for the account of the Issuing Bank at the Principal Office of the Administrative Agent and shall be treated as the purchase by such Lender of a participating interest in the Borrower's Reimbursement Obligation under Section 2.12.(a) in an amount equal to such payment. Each Lender, so long as it has made the payment required to be made by it pursuant to such subsection, shall share in accordance with its Credit Percentage in any interest which accrues pursuant to Section 2.12.(a)(ii). All amounts recovered by the Issuing Bank hereunder or under any other Loan Document and which are applied by the Issuing Bank to the Reimbursement Obligations of the Borrower under Section 2.12. and any letter of credit fee paid by the Borrower pursuant to the first sentence of Section 5.15. shall be distributed by the Issuing Bank to the Lenders who have made the payments required to be made by them pursuant to paragraph (c) above pro rata in accordance with their respective Credit Percentages.

         (f) In addition to other remedies the Issuing Bank may have under Applicable Law and under this Agreement, if and to the extent that any Lender shall fail to make available to the Issuing Bank the amount required to be paid by such Lender pursuant to the immediately preceding subsection (c), the Issuing Bank shall be subrogated to the rights of such Lender under this Agreement to the extent of such failure and shall thereafter (until such Lender shall make such amount available to the Issuing
Bank) be entitled to the percentage of voting rights of such Lender under this Agreement. If any Lender fails to reimburse the Issuing Bank as provided in such subsection, such unreimbursed amount shall bear interest from the due date thereof until such amount is paid at the Federal Funds Rate, such interest to be payable by such Lender upon demand therefor by the Issuing Bank.

         SECTION 2.11. METHOD OF ISSUANCE OF LETTERS OF CREDIT.

         (a) The Borrower shall give the Issuing Bank and the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) at least five Business Days prior to the requested Date of Issuance of a Letter of Credit, such notice to be in substantially the form of Exhibit D (a "Letter of Credit Request"). The Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Issuing Bank.

         (b) Provided the Borrower has given the notice prescribed by the immediately preceding subsection and subject to the other terms and conditions of this Agreement, including without limitation the satisfaction of any applicable conditions precedent set forth in Article 6., the Issuing Bank shall issue the requested Letter of Credit on the requested Date of Issuance as set forth in the applicable Letter of Credit Request on behalf of the Lenders for the benefit of the stipulated Beneficiary and shall deliver the original of such Letter of Credit to the Beneficiary at the address specified in the applicable Letter of Credit Request. Upon the written request of the Borrower, the Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the Date of Issuance thereof.

         (c) The Issuing Bank shall deliver to each Lender, upon the written request of a Lender, a copy of each Letter of Credit issued hereunder and any other information with respect to each Letter of Credit then outstanding or in connection with any Drawing thereunder. Promptly following the end of each calendar quarter, the Issuing Bank shall deliver to the Administrative Agent, and upon the request of any Lender the Administrative Agent shall deliver to each Lender, a notice describing the aggregate undrawn amount of all Letters of Credit as at the end of such quarter. Other than as set forth in this subsection, neither the Administrative Agent nor the Issuing Bank shall have any duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Issuing Bank to perform its requirements under this subsection shall not relieve the Lenders' reimbursement obligations under Section 2.10.(c).

         SECTION 2.12. LETTER OF CREDIT REIMBURSEMENT.

         (a) The Borrower hereby agrees to pay to the Issuing Bank at the office designated by the Issuing Bank (and if no office is designated by the Issuing Bank, to the Administrative Agent for the account of the Issuing Bank at the Principal Office of the Administrative Agent):

                  (i) On each Payment Date, an amount in Dollars equal to the amount paid by the Issuing Bank under the applicable Letter of Credit; and

                  (ii) If any Drawing shall be reimbursed to the Issuing Bank after 2:00 p.m. on the Payment Date, interest on any and all amounts required to be paid pursuant to subsection (i) above from and after the due date thereof until payment in full, payable on demand, at an annual rate of interest equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

         (b) The Borrower shall reimburse the Issuing Bank for each Drawing under any Letter of Credit in the following manner:

                  (i) the Borrower shall immediately reimburse the Issuing Bank in accordance with subsection (a) above; or

                  (ii) (A) if the Borrower has not reimbursed the Issuing Bank pursuant to subsection (a) above and (B) the applicable conditions set forth in Article 6. have been fulfilled and (C) the Available Revolving Commitment in effect at such time exceeds the amount of the Drawing to be reimbursed, with the proceeds of a Syndicate Loan; or

                  (iii) pursuant to Section 5.11., either the Issuing Bank or the Administrative Agent may debit any deposit account of the Borrower maintained with the Issuing Bank or the Administrative Agent and appropriate and apply an amount of funds in such account equal to the Reimbursement Obligations outstanding at such time.

         (c) The Issuing Bank shall notify the Administrative Agent and the Borrower of each Drawing as promptly as practical following receipt by the Issuing Bank of such Drawing; provided, however, that failure to so notify the Administrative Agent and the Borrower of such Drawing shall not affect the rights of the Issuing Bank, or the obligations of the Borrower, under any Loan Document.

         (d) Unless the Borrower notifies the Issuing Bank and the Administrative Agent to the contrary, the Borrower shall be deemed to have requested that a Drawing be reimbursed with the proceeds of a Syndicate Loan in the amount of such Drawing. Upon any Drawing, the Administrative Agent shall notify the Lenders if the Borrower has elected (or deemed to have elected) to reimburse the Issuing Bank using the proceeds of Syndicate Loans. Upon receipt of such notice and if the applicable conditions set forth in subsection (b)(ii) above have been satisfied, each Lender agrees to deliver to the Administrative Agent for the account of the Issuing Bank its pro rata share of the amount of Syndicate Loans necessary to reimburse the Issuing Bank for any payment made by the Issuing Bank pursuant to such Drawing (plus any interest which may accrue on such amount pursuant to Section 2.12.(a)(ii)) not later than one Business Day after receipt of such notice. Unless the Borrower complies with the applicable notice requirements as set forth in Section 2.2. regarding LIBOR Loans, any Syndicate Loan used to repay any Reimbursement Obligation shall initially be a Base Rate Loan.

         SECTION 2.13. NATURE OF ISSUING BANK'S DUTIES/UNCONDITIONAL NATURE OF REIMBURSEMENT OBLIGATION.

         In determining whether to honor any Drawing under any Letter of Credit, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit. The Borrower otherwise assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank by, the respective Beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Issuing Bank nor any of the Lenders shall be responsible for: (a) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) the failure of the Beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise; (e) errors in interpretation of technical terms; (f) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (g) the misapplication by the Beneficiary of any Letter of Credit or the proceeds of any Drawing under such Letter of Credit; and (h) any consequences arising from causes beyond the control of the Issuing Bank or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Bank's rights or powers hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Issuing Bank any liability to the Borrower or any Lender. In this connection, the obligation of the Borrower to reimburse the Issuing Bank for any Drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or any other agreement; (ii) the existence of any claim, set-off, defense or other right which the Borrower or any of its Affiliates, the Issuing Bank, the Administrative Agent or any Lender may at any time have against a Beneficiary, the Issuing Bank, the Administrative Agent, any Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any of its Affiliates and the Beneficiary for which the Letter of Credit was procured);
(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv) payment by the Issuing

Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; provided, however, that, in the case of any payment by the Issuing Bank under any Letter of Credit, the Issuing Bank has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit complies on its face with any applicable requirements for a demand for payment under such Letter of Credit; (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or (vi) the fact that a Default or an Event of Default shall have occurred and be continuing.

         SECTION 2.14. EXPIRATION OR MATURITY DATE OF LETTERS OF CREDIT PAST TERMINATION DATE.

         If on the date (the "Facility Termination Date") this Agreement and the Letter of Credit Facility are terminated prior to the Expiration Date of any Letters of Credit outstanding hereunder (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), the Borrower shall, on the Facility Termination Date, deposit with the Issuing Bank an amount of money equal to the Stated Amount of such Letter(s) of Credit in the Collateral Account. If a Drawing pursuant to such Letter of Credit occurs on or prior to the Expiration Date of such Letter of Credit but after the Facility Termination Date, the Borrower authorizes the Issuing Bank to use the monies deposited in the Collateral Account to make payment to the Beneficiary with respect to such Drawing or the payee with respect to such presentment. If no Drawing occurs on or prior to the Expiration Date of such Letter of Credit, the Issuing Bank shall return to the Borrower the monies deposited in the Collateral Account with respect to such outstanding Letter of Credit on or before the date thirty Business Days after the Expiration Date with respect to such Letter of Credit.

         SECTION 2.15. COLLATERAL ACCOUNT.

         The Collateral Account shall be in the name of the Issuing Bank as a cash collateral account and the Issuing Bank shall have sole dominion and control over, and sole access to, the Collateral Account. Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Collateral Account. The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Collateral Account or any funds held therein, or (ii) create or permit to exist any Lien upon or with respect to the Collateral Account or any funds held therein, except as provided in or contemplated by this Agreement. The Issuing Bank shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Issuing Bank accords other funds deposited with the Issuing Bank, it being understood that the Issuing Bank shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account. Subject to the right of the Issuing Bank to withdraw funds from the Collateral Account as provided herein, the Issuing Bank shall invest funds on deposit in the Collateral Account, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such investments, in each case, in Cash Equivalents, as the Issuing Bank may select or in such other investments as shall be agreed upon by the Issuing Bank and the Borrower. Unless the Facility Termination Date has occurred by reason of the occurrence of an Event of Default, the proceeds of such investments shall be the property of the Borrower and the Issuing Bank shall account to the Borrower for any such investments from time to time as agreed upon by the Borrower and the Issuing Bank. However, if an Event of Default has occurred and is continuing and any Obligations remain outstanding, proceeds of investments shall be distributed to the Lenders pro rata in accordance with their respective Credit Percentages at such times as the Administrative Agent and the Issuing Bank shall reasonably designate. After payment in full of all Obligations and/or the expiration of all Letters of Credit and the distribution of monies contained therein to the Lenders as provided above, the Issuing Bank shall deliver to the Borrower any monies remaining in the Collateral Account.

         SECTION 2.16. VOLUNTARY REDUCTIONS OF THE REVOLVING COMMITMENT.

         The Borrower shall have the right to terminate or reduce the amount of the Revolving Commitment at any time and from time to time without penalty or premium upon not less than five Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitment shall not be less than $10,000,000 and integral multiples of $1,000,000 in excess of that amount) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent. The Administrative Agent will promptly transmit such notice to each Lender. The Revolving Commitment, once reduced pursuant to this Section, shall not be increased. The Borrower shall pay all interest and Fees on the Loans accrued to the date of such reduction or termination of the Revolving Commitment to the Administrative Agent for the account of the Lenders.

                       ARTICLE 3. COMPETITIVE BID FACILITY

         SECTION 3.1. COMPETITIVE BID OPTION.

         Subject to Section 5.1 and the other terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, the Borrower may from time to time request the Lenders to make offers to make Competitive Bid Loans to the Borrower in Dollars. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section. There may not be outstanding at any one time more than three Competitive Bid Loans. Further, Competitive Bid Loans made pursuant to the same Competitive Bid Quote Request and having the same Interest Period but extended by different Lenders shall be deemed to be a single Competitive Bid Loan made hereunder. The aggregate principal amount of Competitive Bid Loans extended by a Lender hereunder at any time may exceed the Commitment of such Lender in effect at such time; provided, however, that the making of Competitive Bid Loans by a Lender shall not in any way affect, impair or reduce the obligation of such Lender to make Syndicate Loans under Section 2.1.

         SECTION 3.2. BORROWER'S REQUEST FOR COMPETITIVE BID QUOTES.

         In order to request offers to make Competitive Bid Loans, the Borrower shall give the Administrative Agent written notice thereof in the form of Exhibit A-2 (a "Competitive Bid Quote Request") no later than 11:00 a.m. on the date one Business Day prior to the date of Borrowing proposed therein specifying the following:

                  (a) the proposed date of Borrowing of such Competitive Bid Loan, which shall be a Business Day;

                  (b) the aggregate principal amount of such Competitive Bid Loan, which shall be at least $5,000,000 (and integral multiples of $1,000,000 in excess thereof) but shall not cause the limits specified in Section 5.1 to be violated;

                  (c) the Interest Period or Interest Periods applicable thereto; and

                  (d) the date on which the Competitive Bid Quotes are to be submitted if it is before the proposed date of Borrowing (the date on which such Competitive Bid Quotes are to be submitted is called the "Quotation Date").

The Borrower may request offers to make Competitive Bid Loans for up to two different Interest Periods in a single Competitive Bid Quote Request; provided, however, that the request for each separate Interest Period shall be deemed to be a separate Competitive Bid Quote Request for a separate Borrowing. No Competitive Bid Quote Request shall be made by the Borrower within five (5) Business Days of any other Competitive Bid Quote Request. Any Competitive Bid Quote Request that does not conform substantially to the requirements of this Section may be rejected by the Administrative Agent and the Administrative Agent shall promptly notify the Borrower of any such rejection.

         SECTION 3.3. OFFER FOR LENDERS TO MAKE COMPETITIVE BID QUOTES.

         Promptly and in any event before the close of business of the Administrative Agent on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected by the Administrative Agent, the Administrative Agent shall send to each of the Lenders by telecopy a copy of the Competitive Bid Quote Request received by the Administrative Agent, which shall constitute an offer by the Borrower to each Lender to submit Competitive Bid Quotes offering to make Competitive Bid Loans to which such Competitive Bid Quote Request relates.

                  (a) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Competitive Bid Quote Request; provided, however, that, if the Borrower's request under Section 3.2. specified more than one Interest Period, such Lender may make a single submission containing one or more Competitive Bid Quotes for each such Interest Period. Each Competitive Bid Quote must be received by the Administrative Agent by telecopy not later than 10:00 a.m. on the Quotation

         Date; provided, however, that Competitive Bid Quotes submitted by NationsBank may only be submitted if NationsBank notifies the Borrower of the terms of the offer or offers contained therein not later than 9:45 a.m. on the Quotation Date. Subject to terms hereof, any Competitive Bid Quote so made shall be irrevocable once made except with the consent of the Administrative Agent given on the instructions of the Borrower.

                  (b) Each Competitive Bid Quote shall be substantially in the form of Exhibit A-3 and shall specify:

                           (i)      the proposed date of Borrowing thereof;

                           (ii)     the Interest Period or Interest Periods
                  therefor;

                           (iii) the principal amount of each Competitive Bid Loan for which each such offer is being made, which principal amount shall be at least $5,000,000 and integral multiples of $1,000,000 in excess thereof; provided that the aggregate principal amount of all Competitive Bid Loans for which a Lender submits a Competitive Bid Quote shall not exceed the principal amount of the Competitive Bid Loan for a particular Interest Period for which offers were requested;

                           (iv) the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) offered for each such Competitive Bid Loan (the "Absolute Rate");

                           (v) the minimum amount, if any, of a Competitive Bid Loan which may be accepted by the Borrower; and

                           (vi)     the identity of the quoting Lender.

The Administrative Agent shall reject any Competitive Bid Quote that: (A) is not substantially in the form of Exhibit A-3 or does not specify all of the information required by this subsection (b); (B) contains qualifying, conditional or similar language (other than as provided in clause (v) of this subsection (b); (C) proposes terms other than or in addition to those set forth in the applicable Competitive Bid Quote Request; or (D) arrives after the time specified in subsection (a) above. If any Competitive Bid Quote shall be rejected pursuant to the immediately preceding sentence, the Administrative Agent shall promptly notify the relevant Lender of such rejection.

         SECTION 3.4. NOTICE TO BORROWER.

         The Administrative Agent shall promptly upon receipt notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is not rejected by the Administrative Agent and is otherwise in accordance with Section 3.3.; and (ii) of any Competitive Bid Quote that attempts to amend or modify a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote

Request; provided, that any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states (and the Administrative Agent so determines) that it is submitted solely to correct a manifest error in such former Competitive Bid Quote and such subsequent Competitive Bid Quote is received within the time specified in Section 3.3.(a). The Administrative Agent's notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, the respective principal amounts of Absolute Rates so offered and the amount which is required to be accepted for any Competitive Bid Loan pursuant to Section 3.3.(b)(v).

         SECTION 3.5. ACCEPTANCE AND NOTICE BY BORROWER.

         Not later than 11:00 a.m. on the Quotation Date, the Borrower shall notify the Administrative Agent in writing of its acceptance or rejection of the offers so notified to it pursuant to Section 3.4.; provided, however, that the failure by the Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a "Competitive Bid Borrowing Notice") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 3.3.(b)(v) and 3.2.(b)); provided that:

                  (a) the aggregate principal amount of each Competitive Bid Loan may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

                  (b) the aggregate principal amount of such requested Competitive Bid Loans shall not cause the limits specified in Section
         5.1 to be violated;

                  (c) except as provided in Section 3.6., acceptance of offers may only be made on the basis of ascending Absolute Rates; and

                  (d) the Borrower may not accept any offer that is rejected by the Administrative Agent pursuant to the terms of this Agreement.

         SECTION 3.6. ALLOCATION BY THE ADMINISTRATIVE AGENT.

         If offers are made by two or more Lenders with the same Absolute Rates for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, and if the Borrower elects to accept any such offers, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders in proportion to the aggregate principal amount of such offers; provided, however, that no Lender shall be allocated a portion of any Competitive Bid Loan which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

         SECTION 3.7. LENDER'S OBLIGATION TO MAKE COMPETITIVE BID LOANS.

         Any Lender whose offer to make any Competitive Bid Loan has been accepted shall, not later than 12:00 noon on the date specified for the making of such Competitive Bid Loan, make the amount of such Competitive Bid Loan available to the Borrower on such date by depositing the same, in Dollars and in immediately available funds, with the Administrative Agent at the Principal Office of the Administrative Agent using the wiring instructions set forth on such Annex I. Provided that the applicable conditions set forth in Article 6. for Borrowing are fulfilled, the Administrative Agent will, by 2:00 p.m. on the date of such Borrowing, make the funds so received from the Lender(s) available to the Borrower by crediting the principal amount thereof, in immediately available funds, to the account specified by the Borrower to the Administrative Agent.

         SECTION 3.8. REPAYMENT OF COMPETITIVE BID LOANS.

         Unless payable earlier pursuant to the terms of this Agreement, the Borrower shall repay the outstanding principal balance of, and all accrued but unpaid interest on, each Competitive Bid Loan on the earlier of: (i) the end of the Interest Period applicable thereto and (ii) the Termination Date.

                               ARTICLE 4. SECURITY

         SECTION 4.1. SECURITY.

         As security for the full and timely payment and performance of the Obligations, upon the occurrence of a Security Event, the Borrower will immediately grant, and/or shall cause one or more of the Subsidiaries of the Borrower to grant, to the Administrative Agent, for the ratable benefit of the Lenders, a first-priority Lien in Eligible Fixed Asset Collateral having a value of up to $50,000,000. For purposes of this Section 4.1., Eligible Fixed Asset Collateral shall be valued at fair market value pursuant to one or more Appraisals. Such Lien shall automatically terminate at the end of the first full fiscal quarter during which the Borrower is in compliance with the covenants set forth in Section 10.1 hereof following the fiscal quarter during which the Work Stoppage terminates and so long as no other Event of Default has occurred and is continuing.

         SECTION 4.2. FURTHER ASSURANCES.

         At the request of the Administrative Agent and upon or after the occurrence of a Security Event, the Borrower shall and shall cause all applicable Subsidiaries to, execute such Security Documents as the Administrative Agent shall deem necessary or appropriate to carry out the provisions of Section 4.1 hereof and shall, and shall cause all applicable Subsidiaries to, procure any such certificate, instrument, statement or document, or to take such action (and pay all connected costs and expenses) which the Administrative Agent determines necessary or appropriate from time to time to continue or preserve the Liens granted in any Eligible Fixed-Asset Collateral (and the perfection and priority thereof) of the Administrative Agent contemplated hereby and by any

Security Document. Further, upon the execution and delivery of any Security Documents hereunder, the Borrower shall cause to be delivered to the Administrative Agent an opinion of outside counsel to the Borrower and the Subsidiaries regarding the due authorization, execution and delivery of such Security Documents, the enforceability of such Security Documents, the non-contravention of the Security Documents with the organizational documents of the Borrower and such Subsidiaries and with the other agreements, contracts and instruments to which the Borrower and the Subsidiaries are a party, and the due creation, validity and perfection of the Liens in favor of the Administrative Agent created pursuant to the Security Documents and as to such other matters as counsel to the Administrative Agent shall reasonably request, together with accompanying resolutions of the board of directors of the Borrower and such Subsidiaries, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

         SECTION 4.3. APPRAISALS.

         Together with the execution of delivery of the documents described in
Section 4.2 hereof, the Borrower shall deliver to the Administrative Agent for further distribution to the Lenders an Appraisal for each aircraft in which the Borrower and/or its Subsidiaries has granted a Lien pursuant to Section 4.1. Further, during the continuance of the Work Stoppage giving rise to the Security Event, the Administrative Agent may require that the Borrower deliver an updated Appraisal with respect to each such aircraft on a quarterly basis.

                  ARTICLE 5. OTHER LOAN AND PAYMENT PROVISIONS

         SECTION 5.1. MAXIMUM AMOUNT OF OBLIGATIONS.

         In no event shall the Outstanding Credit at any time exceed the Revolving Commitment in effect at such time. Further, the Borrower shall not request any Borrowing which would result in a violation of this Section.

         SECTION 5.2. MANDATORY PREPAYMENT OF LOANS.

         (a) If at any time the Outstanding Credit exceeds the Revolving Commitment in effect at such time, the Borrower shall immediately pay to the Administrative Agent for the respective accounts of the Lenders the amount of such excess. Such payment shall be applied: first, to pay all amounts of principal outstanding on the Syndicate Loans pro rata in accordance with the first sentence of Section 5.12., and second, to pay all amounts of principal outstanding on the Competitive Bid Loans pro rata in accordance with the amount of such principal owing to the Lenders of such Loans at such time; provided, however, that any payments to be applied to Syndicate Loans shall first be applied to Base Rate Loans and then to LIBOR Loans in direct order of Interest Period maturities, and the remainder, if any, shall be deposited into the Collateral Account for application to any Reimbursement Obligations. If the Borrower is required to pay any outstanding LIBOR Loans or Competitive Bid Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall indemnify each Lender against the losses, costs and expenses described in Section 2.9. incurred by such Lender.

         (b) The Borrower shall make any mandatory prepayment of Loans pursuant to certain Asset Sales as provided in Section 10.6. and the Borrower shall indemnify each Lender against the losses, costs and expenses described in
Section 2.9. incurred by such Lender.

         SECTION 5.3. VOLUNTARY PREPAYMENT OF LOANS.

         The Borrower may voluntarily prepay any Loan at any time; provided, however, that: (i) any prepayment shall be in an aggregate principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess of that amount and
(ii) in the event the Borrower prepays any LIBOR Loan or Competitive Bid Loan prior to the end of the applicable Interest Period therefor, the Borrower shall pay the applicable Lender(s) any amounts due under Section 2.9. Subject to the foregoing, the Borrower may prepay any Base Rate Loan at any time without penalty or premium.

         SECTION 5.4. MAXIMUM NUMBER OF INTEREST PERIODS FOR LOANS.

         There may be no more than three different Interest Periods for LIBOR Loans outstanding at the same time. There may be no more than an aggregate of six separate Interest Periods for all Loans outstanding at the same time.

         SECTION 5.5. RATES AND PAYMENT OF INTEREST ON LOANS.

         (a) Interest on LIBOR Loans. Subject to the provisions of Section 5.6., interest on each LIBOR Loan shall accrue at an interest rate per annum during the Interest Period for such Loan equal to the Adjusted LIBO Rate for the Interest Period in effect for such LIBOR Loan plus the Applicable Margin. All such accrued interest shall be payable (i) on the last day of each Interest Period with respect thereto and, if such Interest Period is longer than three months, on each three-month "anniversary" of the first day of such Interest Period, (ii) on the date of Conversion of such LIBOR Loan (or a portion thereof) to another Type of Loan, (iii) upon any prepayment of such LIBOR Loan (but only on the principal amount so prepaid) and (iv) at maturity of such Loan (and after maturity of such Loan (whether by acceleration or otherwise) upon demand). The Administrative Agent upon determining the Adjusted LIBO Rate and the interest rate applicable to the Syndicate Loans hereunder for any Interest Period shall promptly notify the Borrower and the Lenders by telephone or in writing thereof via facsimile transmission. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

         (b)      Interest on Base Rate Loans. Subject to the provisions of
Section 5.6., interest on each Base Rate Loan shall accrue at an interest rate per annum equal to the Base Rate then in effect. All such accrued interest shall be payable (i) monthly on the last day of each month, (ii) upon any prepayment of such Base Rate Loan (but only on the principal amount so prepaid) and (iii) at maturity of such Base Rate Loan (and after maturity (whether by acceleration or otherwise) upon demand).

         (c) Interest on Competitive Bid Loans. Subject to the provisions of Section 5.6., interest on each Competitive Bid Loan shall accrue at an interest rate per annum during the Interest Period for such Competitive Bid Loan equal to the Absolute Rate accepted by the Borrower for such Interest Period then in effect for such Competitive Bid Loan and shall be payable (i) for each Interest Period applicable thereto on the last day of such Interest Period and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, (ii) upon any prepayment of such Competitive Bid Loan (but only on the principal amount so prepaid) and
(iii) at maturity of such Competitive Bid Loan (and after maturity (whether by acceleration or otherwise) upon demand).

         SECTION 5.6. INTEREST UPON EVENT OF DEFAULT.

         If an Event of Default has occurred and is continuing, all Loans and all other Obligations shall bear interest until paid in full at a rate per annum that is two percent (2.0%) in excess of the Base Rate. If this Agreement or the other Loan Documents do not specify an interest rate for a particular Obligation, such Obligation shall, for purposes of this Section 5.6., be deemed to be a Base Rate Loan.

         SECTION 5.7. NOTES.

         The obligation of the Borrower to repay the principal of and accrued interest on the Syndicate Loans shall be evidenced by promissory notes (each a "Syndicate Note") in substantially the form of Exhibit E-1. Each Syndicate Note delivered to a Lender shall be dated the Agreement Date, payable to the order of such Lender and shall be in a face amount equal to such Lender's Credit Percentage of the Revolving Commitment as originally in effect. The obligation of the Borrower to repay the principal of and accrued interest on the Competitive Bid Loans shall be evidenced by promissory notes (each a "Competitive Bid Note") in substantially the form of Exhibit E-2. Each Competitive Bid Note delivered to a Lender shall be dated the Agreement Date and payable to the order of such Lender.

         SECTION 5.8. COMPUTATIONS.

         Unless otherwise expressly set forth herein, any accrued interest on any Loan and any Fees due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

         SECTION 5.9. USURY.

         In no event shall the amount of interest due or payable on the Loans exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

         SECTION 5.10. AGREEMENT REGARDING INTEREST AND CHARGES.

         The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest described in Section 5.5. The parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, letter of credit fees, underwriting fees, default charges, late charges, funding or "breakage" charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money pursuant to Official Code of Georgia Annotated Sections 7-4-2 and 7-4-18. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

         SECTION 5.11. PAYMENTS.

         Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction (including any proposed deduction by reason of the assertion by the Borrower that a claim, cause of action or counterclaim may exist against the Administrative Agent the Issuing Bank or a Lender or Lenders) or set-off, to the Administrative Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) and shall be made in accordance with the wiring instructions set forth for the Administrative Agent on Annex I attached hereto or as otherwise directed by the Administrative Agent. Subject to Sections 5.12. and 5.13., the Administrative Agent, the Issuing Bank or any Lender for whose account any such payment is made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time from any special or general deposit account of the Borrower with the Administrative Agent, the Issuing Bank or such Lender, as the case may be (with notice to the Borrower, the other Lenders and the Administrative Agent). The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to so specify, or an Event of Default has occurred and is continuing, the Administrative Agent may apply such payment to the Loans, any Reimbursement Obligation or any other obligation of the Borrower under the Loan Documents in accordance with the direction of the Requisite Lenders). Each payment received by the Administrative Agent for the account of the Lenders under this Agreement or any Note shall be paid promptly to such Lender, by wire transfer of same day funds in accordance with the wiring instructions set forth for such Lender on the Annex I attached hereto, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Administrative Agent fails to pay such amounts to the Lenders as provided in the previous sentence, the Administrative Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension. The Borrower agrees that all of its payment obligations hereunder shall be absolute, unconditional and, for the purposes of making payments hereunder, the Borrower hereby waives any right to assert any setoff or reduction. This Section 5.11. shall not constitute or be construed as a waiver of any existing or future claims, counterclaims or causes of action the Borrower may allege to have against the Administrative Agent, the Issuing Bank or any Lender. However, the assertion of the existence of any such claim, counterclaim or cause of action shall not be invoked as a defense to making any payment due hereunder.

         SECTION 5.12. PRO RATA TREATMENT.

         Unless set forth to the contrary herein, (a) each Borrowing of Syndicate Loans, (b) each payment by the Borrower with respect to any Syndicate Loan, (c) each other payment to be made by the Borrower or any Loan Party hereunder or under any Loan Document in respect of the Syndicate Loans, and (d) each voluntary reduction of the Commitments pursuant to Section 2.16., shall be made by, or credited to the account of, the Lenders pro rata in accordance with their respective Credit Percentages. Each payment of interest on the Syndicate Loans made by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders. The fees referred to in Section 5.16. shall be for the account of only the Administrative Agent. The Issuing Bank Fees and fronting fees shall be for the account of only the Issuing Bank.

         SECTION 5.13. SHARING OF PAYMENTS, ETC.

         The Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Lender, the Issuing Bank or the Administrative Agent may otherwise have, each Lender, the Issuing Bank and the Administrative Agent shall be entitled, at its option, to offset balances held by it for the account of the Borrower at any of such Lender's (or the Issuing Bank's or the Administrative Agent's) offices, in Dollars or in any other currency, against any principal of, or interest on, any of such Lender's Loans hereunder (or other Obligations owing to such Lender, the Issuing Bank or the Administrative Agent hereunder) which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case such Lender, the Issuing Bank or the Administrative Agent (as the case may be) shall promptly notify the Borrower, all other Lenders and the Administrative Agent thereof; provided, however, the failure of such Lender, the Issuing Bank or the Administrative Agent (as the case may be) to give such notice shall not affect the validity of such offset. If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or a Loan Party through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment, pursuant to Section 5.12., should be distributed to the Lenders pro rata in accordance with their respective Credit Percentages, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Syndicate Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with their respective Credit Percentages. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Syndicate Loans or other Obligations owed to such other Lenders made by other Lenders may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

         SECTION 5.14. FACILITY FEE.

         The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee for the period from the Effective Date through and including the Termination Date on the amount of the Revolving Commitment from time to time in effect and regardless of whether and to the extent the Revolving Commitment is utilized hereunder. The facility fee shall be payable quarterly in arrears on each Quarterly Date and calculated on a percentage per annum basis using the percentage rates set forth below corresponding to the Debt Rating of the Borrower's Rated Debt in effect at such time:

           ------------------------------------------------------
                        DEBT RATING/                FACILITY FEE
                CONSOLIDATED FUNDED DEBT TO          PERCENTAGE
                   CAPITALIZATION RATIO
           ------------------------------------------------------
           BBB+ or higher/Less than or equal to         0.100%
              .40 to 1.00
           ------------------------------------------------------
           BBB/Greater than .40 to 1.00 but less
               than or equal to .55 to 1.00             0.125%
           ------------------------------------------------------
           BBB-/Greater than .55 to 1.00 but less
              than or equal to .65 to 1.00              0.150%
           ------------------------------------------------------
           BB+ or lower/ Greater than .65 to 1.00       0.200%
           ------------------------------------------------------

The facility fee shall be determined by the Administrative Agent on a quarterly basis in accordance with the provisions contained in this section. Any adjustment to the facility fee based upon the Debt Rating shall be effective on and after the first date a specific Debt Rating is effective and continuing until, but not including, the date any change in such Debt Rating is effective. In the event S&P shall not make a rating of any class of Rated Debt, the above calculations shall be made based on the rating an Alternative Rating Agency, of the Rated Debt and the Alternative Rating Agency's equivalent rating levels shall be substituted for the Debt Rating levels of S&P, provided further, that in the event that no Alternative Rating Agency shall make a rating of each class of Rated Debt, the facility fee percentage shall be the percentage rate set forth above corresponding to the Consolidated Funded Debt/Capitalization Ratio of the Borrower in effect at such time. If the facility fee is to be determined using the Consolidated Funded Debt/Capitalization Ratio, the facility fee shall initially be that corresponding to the Consolidated Funded Debt/Capitalization Ratio as at the end of the most recent fiscal quarter of the Borrower, as determined pursuant to an officer's certificate delivered to the Administrative Agent. Thereafter, the Consolidated Funded Debt/Capitalization Ratio shall be determined by the Administrative Agent promptly after the receipt of the financial statements required to be delivered by the Borrower pursuant to
Section 9.1 and 9.2, as applicable, and any adjustment to the facility fee shall be effective on and as of the date on which the quarterly (or annual) financial statements are required to be delivered to the Administrative Agent.

The facility fee hereunder shall be payable in arrears on (a) each Quarterly Date, (b) the date of each reduction in the Revolving Commitment (but only on the amount of the reduction), (c) on the Termination Date, (d) on the date the Commitments are otherwise terminated or reduced to zero and (e) thereafter from time to time on demand of the Administrative Agent.

         SECTION 5.15. LETTER OF CREDIT FEES.

         (a) During the period any Letter of Credit is outstanding, the Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, a letter of credit fee equal to the Applicable Margin for LIBOR Loans then in effect times the Stated Amount of each such outstanding Letter of Credit. In addition, the Borrower agrees to pay to the Issuing Bank for its own account (and not the account of any Lender) a fronting fee in respect of each Letter of Credit equal to one-eighth of one percent (0.125%) multiplied times the Stated Amount of such outstanding Letter of Credit. The foregoing fees shall be calculated on a per annum basis and shall be paid in advance (a) on the Effective Date and (b) on each Quarterly Date thereafter, and such fees shall be deemed fully earned when due and non-refundable.

         (b) The Borrower shall also pay directly to the Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Issuing Bank from time to time in like circumstances with respect to the issuance of each Letter of Credit, Drawings, amendments and other transactions relating thereto (collectively, the "Issuing Bank Fees"). All Issuing Bank Fees shall be deemed fully earned upon the issuance of a Letter of Credit and shall not be refundable.

         SECTION 5.16. ADMINISTRATIVE AND ARRANGEMENT FEES.

         The Borrower agrees to pay (a) the administrative and other fees of the Administrative Agent as set forth in a letter agreement by and among the Borrower, the Administrative Agent and the Arranger and (b) the fees of the Arranger as set forth in a letter agreement among the Administrative Agent, the Arranger and the Borrower (each of the foregoing fee letters described in this Section, the "Fee Letters").

         SECTION 5.17. INCREASED COSTS/CAPITAL ADEQUACY.

         (a) If, after the Agreement Date, the adoption of any Applicable Law or any change in any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority:

                  (i) shall subject such Lender (or its Lending Office) to any tax, duty, or other charge with respect to any LIBOR Loans, such Lender's Note, or the obligation of such Lender to make LIBOR Loans, or change the basis of taxation of any amounts payable to such Lender (or its Lending Office) under this Agreement or such Lender's Note in respect of any LIBOR Loans (other than taxes imposed on the overall net income of such Lender by the United States or any State thereof or any other jurisdiction in which such Lender has an office);

                  (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted LIBO
         Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Lending Office), including the Commitment of such Lender hereunder; or

                  (iii) shall impose on such Lender (or its Lending Office) or the London interbank market any other condition affecting this Agreement or such Lender's Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making, Converting into, Continuing, or maintaining any LIBOR Loans or to reduce any sum received or receivable by such Lender (or its Lending Office) under this Agreement or such Lender's Note with respect to any LIBOR Loans, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this
Section 5.17., the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or Continue LIBOR Loans or to Convert Base Rate Loans into LIBOR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 2.10. shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

         (b) If, after the Agreement Date, any Lender shall have determined that the adoption of any Applicable Law regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of increasing the amount of capital required to be maintained by such Lender or any corporation controlling such Lender, and that increase has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

         (c) Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Agreement Date, which will entitle such Lender to compensation pursuant to this Section. Any Lender claiming compensation under this Section shall furnish to the Borrower and the Administrative Agent a statement setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the basis therefor which shall be conclusive in the absence of error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

         SECTION 5.18. STATEMENTS OF ACCOUNT.

         The Administrative Agent will account to the Borrower quarterly with a statement of Loans, outstanding Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed binding upon Borrower unless the Borrower notifies the Administrative Agent in writing within thirty days after the date each statement is delivered to Borrower that the Borrower objects to the information, calculations or items therein contained and identifies such objections. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from its obligations hereunder.

         SECTION 5.19. DEFAULTING LENDER'S STATUS.

         Notwithstanding anything contained herein to the contrary, but in addition to provisions regarding the failure of a Lender to perform its obligations hereunder set forth elsewhere in this Agreement, so long as any Lender shall be in default in its obligation to fund a Loan or participate to the extent of such Lender's Credit Percentage of any Reimbursement Obligation or shall have rejected its Commitment, then such Lender shall not be entitled to receive any payments of principal of, or interest on, its Commitment or the Loans or Reimbursement Obligations or its share of any commitment or other fees payable hereunder, and for purposes of voting or consenting to matters with respect to the Loan Documents, such Lender shall be deemed not to be a "Lender" hereunder and such Lender's Commitment shall be deemed to be zero ($0), unless and until (a) all other Obligations have been paid in full, (b) such failure to fulfill its obligation to fund is cured and such Lender shall have paid, as and to the extent provided in this Agreement, to the applicable party, such amount then owing together with interest on the amount of funds that such Lender failed to timely fund or (c) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable. No Commitment of any Lender shall be increased or otherwise affected by any such failure or rejection by any Lender. Any payments of principal or interest which would, but for this subsection, be paid to any Lender, shall be paid to the Lenders who shall not be in default under their respective Commitments and who shall not have rejected any Commitment, for application to the Loans or to provide cash collateral in such manner and order as shall be determined by the Administrative Agent.

         SECTION 5.20. ADMINISTRATIVE AGENT'S RELIANCE.

         Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent believes in good faith to have been given by a person authorized to deliver such notice or for otherwise acting in good faith hereunder.

         SECTION 5.21. TAXES.

         (a) Any and all payments by the Borrower to or for the account of any Lender, the Issuing Bank or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all penalties, interest and other liabilities with respect thereto, excluding, in the case of each Lender, the Issuing Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the United States or any state thereof or any other jurisdiction under the laws of which such Lender (or its Lending Office), the Issuing

Bank or the Administrative Agent (as the case may be) is organized or located or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender, the Issuing Bank or the Administrative Agent, (i) the sum payable hereunder or under such other Loan Document shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.21.) such Lender, the Issuing Bank or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law, and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 13.1., the original or a certified copy of a receipt evidencing payment thereof.

         (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise, privilege, intangible, registration, recordation or property taxes or charges or similar levies, taxes and charges (but excluding any income or franchise tax) which arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery, performance and enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

         (c) The Borrower agrees to indemnify each Lender, the Issuing Bank and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 5.21.) paid by such Lender, the Issuing Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto. Payment of this indemnification shall be made within 30 days from the date such Lender, the Issuing Bank or the Administrative Agent delivers a certificate to the Borrower certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes or Other Taxes. Any such certificate submitted by the Lender, the Issuing Bank or the Administrative Agent in good faith to the Borrower shall, absent error, be final, conclusive and binding on all parties.

         (d) Each Foreign Lender, on or prior to the Agreement Date in the case of each Lender listed on the signature pages hereof, and on or prior to the date on which it becomes a Lender, in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with (i) Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to full exemption under an income tax treaty to which the United States is a party which eliminates all withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Documents.

         (e) For any period with respect to which a Foreign Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to subsection (d) above (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under subsection (a) or (b) above with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

         (f) Within thirty (30) days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment.

         (g) Without prejudice to the survival of any other covenant or agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.21. shall survive the termination of the Commitments and the payment in full of the Notes and other Obligations.

         SECTION 5.22. AFFECTED LENDERS.

         If the Borrower is obligated to pay to any Lender any amount under Sections 5.17. or 5.21., the Borrower may, if (i) no Event of Default then exists and (ii) Requisite Lenders have not made a claim for indemnification under such Section(s), replace such Lender with another lender acceptable to the Administrative Agent, and such Lender hereby agrees to be so replaced subject to the following:

         (a) The obligations of the Borrower hereunder to the Lender to be replaced (including such increased or additional costs incurred from the date of notice to the Borrower of such increase or additional costs through the date such Lender is replaced hereunder) shall be paid in full to such Lender concurrently with such replacement;

         (b) The replacement Lender shall be a bank or other financial institution that is not seeking indemnification for the increased costs arising under such section(s) which may have effectuated the Borrower's election to replace any Lender hereunder, and each such replacement Lender shall execute and deliver to the Administrative Agent such documentation satisfactory to the Administrative Agent pursuant to which such replacement Lender is to become a party hereto, conforming to the provisions of

Section 13.5., with a Commitment equal to that of the Lender being replaced and shall make Loans in the aggregate principal amount equal to the aggregate outstanding principal amount of the Loans of the Lender being replaced;

         (c)      Upon such execution of such documents referred to in clause
(b) and repayment of the amounts referred to in clause (a), the replacement lender shall be a "Lender" with a Commitment as specified hereinabove and the Lender being replaced shall cease to be a "Lender" hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such replaced Lender;

         (d) The Administrative Agent shall reasonably cooperate in effectuating the replacement of any Lender under this Section, but at no time shall the Administrative Agent be obligated to initiate any such replacement; and

         (e) Any Lender replaced under this Section shall be replaced at the Borrower's sole cost and expenses and at no cost or expense to the Administrative Agent or any of the Lenders.

         SECTION 5.23. CHANGE OF LENDING OFFICE.

         Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 5.17. and 5.21. to reduce the liability of Borrower or avoid the results provided thereunder, so long as such designation would not have an adverse effect on its business, operations, or financial condition, or result in such Lender's incurring any additional cost not indemnified against by the Borrower in performing its obligations under this Agreement.

                         ARTICLE 6. CONDITIONS PRECEDENT

         SECTION 6.1. CONDITIONS PRECEDENT TO INITIAL LOANS AND LETTER OF
         CREDIT.

         The obligation of the Lenders to make any Syndicate Loans to the Borrower in accordance with the terms hereof, and the obligation of the Issuing Bank to issue any Letters of Credit in accordance with the terms hereof, are subject to the condition precedent that the Borrower deliver to the Administrative Agent each of the following, each of which shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders:

         (a)      Corporate Diligence

                  (i) certified copies (certified by the respective Secretary or Assistant Secretary of each Loan Party (each such Person shall be the "Authenticating Person" with respect to such Loan Party)) of all corporate or other necessary action taken by each Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

                  (ii)(A) with respect to each Loan Party, the articles or certificate of incorporation (certified by the applicable Secretary of State) and by-laws of such Person; (B) with respect to each Loan Party, a certificate of existence or other good standing certificate issued by the Secretary of State of the jurisdiction in which such Person was formed; and (C) certificates of incumbency and specimen signatures signed by the appropriate Authenticating Person with respect to each of the officers or other Persons of each Loan Party who are authorized to execute and deliver the Loan Documents to which such Loan Party is a party;

                  (iii) an opinion of Troutman Sanders LLP, counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent, the Issuing Bank and the Lenders in substantially the form of Exhibit F;

                  (iv) copies of all Governmental Approvals required to be made or obtained by each Loan Party in connection with the execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby;

                  (v) a certificate of the Borrower executed on its behalf by the chief executive officer, chief financial officer or treasurer of the Borrower, stating that: (a) on such date, and after giving effect to the transactions contemplated hereby, no Event of Default has occurred and is continuing; (b) no Material Adverse Change in the condition (financial or otherwise), operations, business or assets of the Borrower or any of its Subsidiaries, taken as a whole, has occurred since December 31, 1997; (c) the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents are true and correct in all material respects on and as of such date with the same effect as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and
         (d) on such date each Loan Party is in compliance with all the terms and provisions set forth in this Agreement and the other Loan Documents on its part to be observed and performed; and

                  (vi) a letter authorizing the independent certified public accountants of the Borrower to communicate with the Agent and the lenders and acknowledging reliance by the Agent and the Lenders on past, present and future financial statements.

         (b)      Supplemental Closing Documents.

                  (i) a Syndicate Note and a Competitive Bid Note executed by the Borrower, payable to the order of the Lenders and complying with the terms of Section 5.7.;

                  (ii)     a Guaranty executed by each Material Subsidiary;

                  (iii)    the Fee Letters; and

                  (iv) (1) favorable UCC, tax, judgment and lien search reports with respect to the Borrower, any appropriate Subsidiary and any appropriate Loan Party in all necessary or appropriate jurisdictions and under all legal and appropriate trade names indicating that there are no Liens on any assets of such Person other than Permitted Liens; and (2) UCC-1 notice filings naming the Loan Parties as "Debtors" and the Administrative Agent as "Secured Party" to be filed with the Clerk of the Superior Court of Fulton County, Georgia with respect to the negative pledge set forth in Section 10.4.

         (c)      Other Documents

                  (i) evidence that all Fees and other amounts due the Agent, the Arranger, the Issuing Bank and the Lenders hereunder and under the other Loan Documents have been paid; and

                  (ii) such other documents and instruments as the Administrative Agent or a Lender may reasonably request.

         SECTION 6.2. CONDITIONS PRECEDENT TO SYNDICATE LOANS AND LETTERS OF CREDIT.

         The obligation of the Lenders to make Syndicate Loans, Competitive Bid Loans and of the Issuing Bank to issue Letters of Credit is subject to the further condition precedent that, as of the date of each such Loan or Date of Issuance of each such Letter of Credit and after giving effect thereto: (a) no Event of Default shall have occurred and be continuing; (b) the representations and warranties made or deemed made by the Borrower in this Agreement and the other Loan Documents to which it is a party and by each other Loan Party in the Loan Documents to which it is a party, shall be true and correct on and as of the date of the making of such Loan or Date of Issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date); (c) no Material Adverse Change with respect to the Borrower and its Subsidiaries, taken as a whole, shall have occurred since the Effective Date; (d) there is no pending or threatened suit, cause of action or proceeding against any Loan Party that could reasonably have a Material Adverse Effect on the Borrower or any of its Subsidiaries taken as a whole; and (e) if any suit, action, arbitration, investigation or other proceeding is then pending against any Loan Party, no event or circumstance has occurred with relation to such suit, action, arbitration, investigation or other proceeding which could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Subsidiaries taken as a whole. Each Credit Event other than the conversion or continuation of a Loan shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of such Credit Event).

                    ARTICLE 7. REPRESENTATIONS AND WARRANTIES

         SECTION 7.1. REPRESENTATIONS AND WARRANTIES.

         In order to induce the Administrative Agent, the Issuing Bank and each Lender to enter into this Agreement, to make Loans and to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each Lender as follows:

         (a) Organization; Power; Qualification. Each of the Loan Parties is a corporation, duly organized, validly existing and in good standing under the jurisdiction of its incorporation, has the corporate power and authority to own or lease its respective properties and to carry on its respective business as substantially now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized would have a Material Adverse Effect.

         (b) Ownership Structure; Subsidiaries. Schedule 7.1.(b) correctly sets forth, as of the Agreement Date, the corporate structure and ownership interests (including percentage ownership) of the Borrower and all of its Subsidiaries including the correct legal name of the Borrower and each Subsidiary, and, in the case of Subsidiaries, the partners or shareholders, as applicable, or other Persons holding equity interests in such Subsidiaries and their percentage equity or voting interest in such Subsidiaries.

         (c) Authorization and Enforceability. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to borrow hereunder (in the case of the Borrower) and to execute, deliver and perform this Agreement, the Notes and the other Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby. This Agreement, the Notes and each of the other Loan Documents to which the Borrower or other Loan Party is a party have been duly executed and delivered by such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms.

         (d) Compliance of Agreement, Notes, Loan Documents and Borrowing with Laws, etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the Borrowings hereunder do not and will not: (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (A) the articles of incorporation or the bylaws of the Borrower or the organizational documents of any other Loan Party, or (B) any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its properties may be bound the violation of which could have a Material Adverse Effect and, in any event, any agreement, indenture or instrument evidencing any

Consolidated Funded Debt; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party other than in favor of the Administrative Agent for the benefit of the Lenders. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

         (e)      Governmental Approvals; Status as Air Carrier.

                  (i) ASA is a duly certificated air carrier and there are in force any and all certificates or other appropriate authority issued by the appropriate governmental authorities necessary to authorize ASA to engage in intrastate and interstate air transportation of persons, property and mail over the routes operated by ASA, and ASA is in substantial compliance with all statutes, rules and regulations necessary to maintain and preserve the status of a duly certificated air carrier;

                  (ii) no proceedings are pending, by or before any public body, agency or authority, including, but not limited to proceedings to alter, amend, modify, suspend, or revoke such certificates in whole or in part, which reasonably may be expected to seriously affect adversely the income from, title to, or possession of, any of the properties of the Borrower, to an extent which would constitute a Material Adverse Effect in the business or condition of the Borrower; and

                  (iii) the Borrower, each Subsidiary and each other Loan Party is in compliance with each other Governmental Approval applicable to it and in compliance with all other Applicable Law relating to the Borrower, a Subsidiary or such Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, would not, singly or in the aggregate, constitute a Material Adverse Effect.

         (f) Titles to Properties; No Liens. The Borrower, its Subsidiaries and the other Loan Parties have good, marketable and legal title to, or a valid leasehold interest in, its respective properties and assets including, but not limited to, those reflected on the consolidated balance sheet of the Borrower as of December 31, 1997, except those which have been disposed of by the Borrower subsequent to such date in the ordinary course of business. None of the assets of the Borrower or any of its Subsidiaries is subject to any Lien other than Permitted Liens.

         (g) Indebtedness and Guarantees. Schedule 1.1(a) is a complete and correct listing of all (i) Existing Consolidated Funded Debt of the Borrower and its Subsidiaries and the other Loan Parties, (ii) Guarantees of the Borrower and its Subsidiaries and the other Loan Parties of any Indebtedness and (iii) all letters of credit and acceptance facilities extended to the Borrower and/or any Subsidiary or other Loan Parties in each case only if representing an actual or contingent obligation of $1 million or more to the same obligee. Schedule 1.1.(b) sets forth all Liens on any property of the Borrower and its Subsidiaries securing any Indebtedness in excess of $1 million. No event of default exists with respect to any such Indebtedness or Guaranty.

         (h) Litigation. Except as set forth on Schedule 7.1.(h), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any Subsidiary or any other Loan Party or any of its respective property before or by any Governmental Authority which, if adversely determined, could have a Material Adverse Effect, and there are no Work Stoppages in progress relating to the Borrower, any Subsidiary or any other Loan Party.

         (i) Taxes. All federal and material state and other tax returns of the Borrower and any Subsidiary or Loan Party required by Applicable Law to be filed have been filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon and received by the Borrower, any Subsidiary and each Loan Party and its properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 8.6. All charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

         (j) Financial Statements and Condition; Solvency. The Borrower has heretofore furnished to each of the Lenders (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1997 and the related consolidated statements of income, retained earnings and cash flow of the Borrower and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Ernst & Young LLP (collectively, the "Audited Financial Statements"); and (ii) the consolidated unaudited balance sheet of the Borrower and its Subsidiaries as at March 31, 1998 and the related consolidated statements of income, retained earnings and cash flow of the Borrower and its Subsidiaries for the fiscal year ended on said date (collectively, the "Unaudited Financial Statements"; the Audited Financial Statements and the Unaudited Financial Statements are collectively referred to as the "Financial Statements"). The Financial Statements are complete and correct and fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations for the fiscal year ended on said dates, all in accordance with GAAP. None of the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements. Since March 31, 1998, no Material Adverse Change has occurred. Each of the Borrower, the Loan Parties and the other Subsidiaries is Solvent.

         (k) ERISA. Each Plan, and, to the knowledge of the Borrower, each Multiemployer Plan, is in compliance in all respects with, and has been administered in all respects in compliance with, the applicable provisions of ERISA, the Internal Revenue Code and any other Applicable Law except where failure to be so in compliance or to be so administered could not result in a Material Adverse Effect, and, on and as of the Agreement Date, no event or condition has occurred and is continuing as to which the Borrower would be under an obligation to furnish a report to the Lenders under Section 9.5.

         (l) Absence of Defaults. Neither the Borrower, any Subsidiary thereof nor any Loan Party is in default under its articles or certificate of incorporation or its bylaws, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time or the giving of notice or both, would constitute, a default or event of default by the Borrower, any Subsidiary or any Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which the Borrower or any Subsidiary or Loan Party is a party or by which the Borrower or any Subsidiary or Loan Party or any of their respective properties may be bound where such default or event of default would, individually or in the aggregate, have a Material Adverse Effect.

         (m) Environmental Laws. Except as set forth on Schedule 7.1.(m) hereof, the Borrower, its Subsidiaries and each other Loan Party is in compliance with all Environmental Laws, the failure with which to comply would have a Material Adverse Effect. The Borrower is not aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Borrower, its Subsidiaries and each other Loan Party, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic, or other Hazardous Material, that (as to all of the foregoing), individually or collectively, reasonably may be expected to have a Materially Adverse Effect; and there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice or violation, investigation, or proceeding pending or, to the Borrower's knowledge, threatened, against the Borrower, its Subsidiaries and each other Loan Party relating in any way to Environmental Laws, that (as to all of the foregoing), individually or collectively, reasonably may be expected to have a Materially Adverse Effect.

         (n) Use of Proceeds. All proceeds of the Loans and Letters of Credit will be used only in accordance with Sections 8.8. and 10.11.

         (o) Investment Company; Public Utility Holding Company. Neither the Borrower nor any of the Subsidiaries or Loan Parties is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other industry-specific law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or the other Loan Documents or to perform its obligations hereunder or thereunder.

         (p) Margin Stock. Neither the Company, any Subsidiary nor any Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

         (q) Affiliate Transactions. Except as set forth on Schedule 7.1.(q) or as permitted by Section 10.7., neither the Borrower nor any Subsidiary or Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower or any Subsidiary is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and (ii) upon fair and reasonable terms no less favorable to the Borrower and such Subsidiary than it could obtain in a comparable arm's-length transaction with an unaffiliated Person. Neither the Borrower nor any Subsidiary is a party to any agreement or arrangement which restricts or prohibits the payment of dividends or the repayment of inter-company loans by a Subsidiary to the Borrower.

         (r) Intellectual Property. The Borrower and its Subsidiaries own or have the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to the conduct of their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade secrets and confidential commercial or proprietary information, trade name, copyright, rights to trade secrets or other proprietary rights of any other Person.

         (s)      Year 2000.

                  (i) The Borrower has (A) begun analyzing the operations of the Borrower and its Subsidiaries that could be adversely affected by the failure to become "Year 2000 compliant" (that is, that computer applications, imbedded microchips and other systems or flight data applications will be able to perform date-sensitive functions prior to and after December 31, 1999) and (B) begun to develop a plan for becoming Year 2000 compliant in a timely manner, the implementation of which is on schedule in all material respects. The Borrower and its Subsidiaries reasonably believe that they will become Year 2000 compliant for their operations on a timely basis except to the extent the failure to do so could not be reasonably be expected to have a Material Adverse Effect upon the financial condition of the Borrower or its Subsidiaries.

                  (ii) the Borrower will promptly notify the Agent in the event the Borrower determines that any computer application which is material to the operations of the Borrower or any of its Subsidiaries or any of its material vendors or suppliers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect upon the financial condition of the Borrower or its Subsidiaries.

         (t) Accuracy and Completeness of Information. All written information, reports and other papers and data furnished to the Administrative Agent, the Issuing Bank or any Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party were, at the time the same were so furnished, complete and correct in all material respects and not materially misleading, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. All financial projections and other pro forma financial information delivered to the Administrative Agent and/or the Lenders have been and will be based on good faith estimates and assumptions believed by the Borrower and its Subsidiaries to be reasonable at the time made and at the time furnished to the Administrative Agent and/or the Lenders. No fact specific to the Borrower and its Subsidiaries is known to the Borrower which has had, or is reasonably likely in the future to have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1.(j) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders prior to the Agreement Date. No document furnished or written statement made by the Borrower to the Administrative Agent, the Issuing Bank or any Lender in connection with the negotiation, preparation or execution of this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower, any Subsidiary or any other Loan Party or omits or will omit to state a material fact specific to the Borrower and its Subsidiaries necessary in order to make the statements contained therein not materially misleading.

         SECTION 7.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC.

         All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower or any Loan Party to the Administrative Agent, the Issuing Bank or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Administrative Agent, the Issuing Bank or the Lenders in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder.

                        ARTICLE 8. AFFIRMATIVE COVENANTS

         For so long as any of the Obligations remains outstanding, unpaid or unperformed, or this Agreement is in effect, the Borrower shall, and shall cause each Subsidiary and the other Loan Parties to:

         SECTION 8.1. PRESERVATION OF EXISTENCE; STATUS AS AN AIR CARRIER.

         (a) Preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified would have a Material Adverse Effect.

         (b) Preserve and maintain any and all certificates or other appropriate authority issued by the appropriate governmental authorities necessary to authorize ASA to remain engaged in intrastate and interstate air transportation of persons, property and mail over the routes then operated by ASA;

         SECTION 8.2. COMPLIANCE WITH APPLICABLE LAW.

         Comply with all Applicable Laws, including the obtaining of all Governmental Approvals, if the failure to comply with which would have a Material Adverse Effect.

         SECTION 8.3. MAINTENANCE OF PROPERTY.

         In addition to, and not in derogation of, the requirements of any of the other Loan Documents, (a) protect and keep safe from injury, harm or destruction all of its material properties, including, but not limited to, copyrights, patents, trade names and trademarks, and maintain in good repair, working order and condition all tangible properties, and (b) maintain all of its properties and equipment used or useful in its business in good working order and condition as necessary to comply with all applicable Governmental Approvals, except for obsolete equipment in each case (clauses (a) and (b)) if the failure to do so would have a Material Adverse Effect.

         SECTION 8.4. CONDUCT OF BUSINESS.

         At all times carry on its respective businesses in the same fields as the Loan Parties are engaged in on the Agreement Date and not enter into any field of business not otherwise engaged in as of the Agreement Date or otherwise reasonably related thereto.

         SECTION 8.5. INSURANCE.

         Keep adequately insured, by financially sound and reputable insurers, all property of the character usually insured by corporations engaged in the same or similar businesses similarly situated, against loss or damage of the kind customarily insured against by such corporations, and carry adequate liability insurance and other insurance of a kind generally carried by corporations engaged in the same or similar businesses similarly situated; provided, however, that nothing herein contained shall be construed to mean that a deductibility clause in any such insurance, which , in effect, results in self-insurance of a level or portion of losses considered reasonable by the Borrower's or its Subsidiaries management, shall render such insurance inadequate, and provided, further, that in the case of a lease to the United States Government or an agency thereof of any aircraft or other property, indemnity therefrom by the United States Government will be considered adequate insurance against the risks that are the subject of any such indemnity.

         SECTION 8.6. PAYMENT OF TAXES AND CLAIMS.

         Pay or discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Borrower or Subsidiary, as appropriate, in accordance with GAAP.

         SECTION 8.7. VISITS AND INSPECTIONS.

         Permit representatives or agents of any Lender or the Administrative Agent, from time to time, as often as may be reasonably requested to: (a) visit and inspect all properties of the Borrower or any Material Subsidiary; (b) inspect and make extracts from their respective books and records; and (c) discuss with its principal officers, and its independent accountants, business, assets, liabilities, financial conditions, results of operations and business prospects.

         SECTION 8.8. USE OF PROCEEDS/LETTERS OF CREDIT.

         (a) Use the proceeds of the initial Loans in accordance with the Statement of Funds Flow referred to in Section 6.1.; and (b) use the proceeds of all subsequent Loans and all Letters of Credit only for (i) working capital, capital expenditures and other general corporate purposes, and (ii) acquisitions to the extent permitted under Section 10.3.

         SECTION 8.9. MATERIAL SUBSIDIARIES.

         Upon (a) the acquisition, incorporation or other creation of a Material Subsidiary or (b) a Subsidiary becoming a Material Subsidiary, the Borrower shall cause such Material Subsidiary to execute and deliver in favor of the Administrative Agent for the benefit of the Lenders within 10 Business Days of such acquisition, incorporation, creation or coming into existence a Guaranty in the form of Exhibit G. The delivery of any such Guaranty to the Administrative Agent shall be accompanied by an opinion of outside counsel to the Borrower and such Material Subsidiary (or Material Subsidiaries, as the case may be) as to matters regarding due authorization, execution and delivery and enforceability of such Guaranty, non-contravention of such Guaranty with the organizational documents of such Material Subsidiary and with other agreements, contracts and instruments to which such Material Subsidiary and the Borrower and its other Subsidiaries are a party and to such other matters as the Administrative Agent or its counsel shall reasonably request, together with accompanying board resolutions, good standing certificates and the like. Further, at no time during the term of this Agreement shall (i) the aggregate book value of all Non-Material Subsidiaries exceed $10,000,000 and (ii) the aggregate Consolidated EBITDAR of all Non-Material Subsidiaries (as determined in a manner consistent with determining the Consolidated EBITDAR of the Borrower pursuant to the terms hereof) for any period of computation thereof exceed 10% of the Consolidated EBITDAR of the Borrower and all of its Subsidiaries during the same period.

         SECTION 8.10. ENVIRONMENTAL MATTERS.

         Except as described in Schedule 7.1.(m) hereof, comply in all respects with all Environmental Laws the failure to comply with which would have a Material Adverse Effect. If the Borrower or any of the Subsidiaries shall (a) receive written notice from any Governmental Authority asserting that any violation of any Environmental Law may have been committed or is about to be committed by the Borrower or any of the Subsidiaries, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or any of the Subsidiaries alleging violations of any Environmental Law or requiring the Borrower or any of the Subsidiaries to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that the Borrower or any of the Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Material or any damages caused thereby, and such notices, individually or in the aggregate, could have a Material Adverse Effect, then the Borrower shall provide the Administrative Agent and each Lender with a copy of such notice within 10 Business Days after the receipt thereof by the Borrower or any of the Subsidiaries. Within thirty days after the Borrower learns of the enactment or promulgation of any Environmental Law which could have a Material Adverse Effect, the Borrower shall provide the Administrative Agent and each Lender with notice thereof. The Borrower shall, and shall cause its Subsidiaries and the other Loan Parties to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

         SECTION 8.11. ASSET POOL.

         Maintain, hold good and marketable title to, and own free and clear, at all times during the period this Agreement is in effect, assets and properties of the Borrower and its Material Subsidiaries constituting an Unencumbered Asset Pool in an amount at least equal to or greater than 150% of the Revolving Commitment in effect at such time. For purposes of this Agreement, "Unencumbered Asset Pool" shall mean assets owned by the Borrower and its Material Subsidiaries comprised of: (i) cash or Cash Equivalents in an amount at all times and regardless of the then Revolving Commitment of at least equal to, or greater than, $50,000,000 and (ii) aircraft, aircraft engines and aircraft-related parts and aircraft-related equipment and which, in each such case, are not subject to, or encumbered by, any Lien other than Permitted Liens of the type described in clause (a) and (c) of the definition of Permitted Liens. For purposes of the assets described in subparagraph (ii), the value of such assets shall be determined at fair market value. The Administrative Agent may from time to time require the Borrower to deliver an Appraisal of each aircraft that is included in the Unencumbered Asset Pool; provided, however, that the Borrower shall not be obligated to deliver an Appraisal for a given aircraft more than once per year.

                             ARTICLE 9. INFORMATION

         For so long as any of the Obligations remains outstanding, unpaid or unperformed, or this Agreement is in effect, the Borrower shall furnish to the Administrative Agent at its Principal Office and to each Lender at its Lending
Office:

         SECTION 9.1. QUARTERLY FINANCIAL STATEMENTS.

         As soon as available and in any event within 60 days after the close of each of the first, second and third fiscal quarters of the Borrower, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such period and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or the treasurer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

         SECTION 9.2. YEAR-END STATEMENTS.

         As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 1998), the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by the chief financial officer or the treasurer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the financial position of the Borrower as at the date thereof and the result of operations for such period and by Ernst & Young LLP or another independent certified public accountants of recognized national standing and reasonably acceptable to the Administrative Agent and the Requisite Lenders, whose certificate shall be in scope and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

         SECTION 9.3. COMPLIANCE CERTIFICATE.

         At the time the financial statements are furnished pursuant to Sections
9.1. and 9.2., in the case of the Borrower's interim quarterly financial statements, a certificate executed on behalf of the Borrower by its chief financial officer or treasurer substantially in the form of Exhibit I attached hereto, or in the case of the audited annual financial statements, a certificate executed by the independent public accountants performing the audit of such statements as noted in (c) below:

         (a) setting forth as at the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether or not the Borrower, and when appropriate its Subsidiaries, were in compliance with the covenants contained in Article 10.; and

         (b) stating that, to the best of his or their knowledge, information and belief, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and, in the case of the certificate executed by the chief financial officer or the treasurer, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure.

         (c) so long as not contrary to the then current professional standards of the American Institute of Certified Public Accountants, the fiscal year-end financial statements delivered pursuant to Section 9.2 above shall be accompanied by a written statement (which statement may be limited to the extent required by professional standards) of the Borrower's independent public accountants that in performing their audit of such financial statements, nothing has come the their attention that would lead them to believe that the Borrower had violated any provisions of Article 10 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

         SECTION 9.4. NOTICE OF LITIGATION AND OTHER MATTERS.

         Prompt notice of:

         (a) to the extent the Borrower is aware of the same, the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower, any Subsidiary or any other Loan Party or any of their respective properties, assets or businesses which, if adversely determined or resolved, would have a Material Adverse Effect;

         (b) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any Subsidiary or any other Loan Party which has had or may have Material Adverse Effect;

         (c)      the occurrence of any Default or Event of Default;

         (d) any order, judgment or decree in excess of $1,000,000 having been entered against the Borrower, any of the Subsidiaries or any other Loan Party or any of their respective properties or assets;

         (e) the acquisition, incorporation or other creation of any Subsidiary and the purpose therefor and the amount and nature of the assets to be owned thereby;

         (f) the proposed sale, transfer or other disposition, not in the ordinary course of business, of any material assets of the Borrower or any Subsidiary to any Subsidiary, Affiliate or other Person; or

         (g)      the occurrence of a Work Stoppage.

         SECTION 9.5. ERISA REPORTING.

         The Borrower shall deliver to the Administrative Agent and each Lender, at the Borrower's expense, the following information at the times specified below:

         (a) within ten Business Days after the Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer or the treasurer of the Borrower describing such Termination Event and the action, if any, which the Borrower or other such entities have taken, are taking or propose to take with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto;

         (b) within ten Business Days after the Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that a non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Internal Revenue Code) has occurred with respect to a Plan, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or other such entities have taken, are taking or propose to take with respect thereto, except where the liability resulting therefrom could not reasonably exceed $1,000,000;

         (c) within ten Business Days after the request by Administrative Agent therefor, after the filing thereof with the Department of Labor, Internal Revenue Service or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Plan which is a defined benefit plan as defined in ERISA ss.3(35);

         (d) within ten Business Days after the request by Administrative Agent therefor, after receipt by the Borrower, any Subsidiary or any ERISA Affiliate of each actuarial report for any Plan which is a defined benefit plan as defined in ERISA ss.3(35) or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

         (e) within ten Business Days upon the occurrence thereof, notification of any increase in the benefits of any existing Plan (other than payroll practices) or the establishment of any new Plan (other than payroll practices) or the commencement of contributions to any Plan (other than payroll practices) to which the Borrower, any Subsidiary or any ERISA Affiliate was not previously contributing, except where the increased liability resulting therefrom could not reasonably exceed $1,000,000;

         (f) within ten Business Days after receipt by the Borrower, any Subsidiary or any ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

         (g) within ten Business Days after receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

         (h) within ten Business Days after receipt by the Borrower, any Subsidiary or any ERISA Affiliate of a notice regarding the imposition of withdrawal liability under a Multiemployer Plan, copies of each such notice;

         (i) within three Business Days after the Borrower, any Subsidiary or any ERISA Affiliate fail to make a required installment payment in excess of $100,000 or any other required payment under Section 412 of the Internal Revenue Code (as calculated by the Plan actuary or as reflected in any Plan actuarial report available before the due date for such payment) to a Plan on or before the due date for such payment, a notification of such failure; and

         (j) within three Business Days after the Borrower, any Subsidiary or any ERISA Affiliate knows (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, in each case where liability resulting therefrom could reasonably be expected to exceed $1,000,000, a written statement setting forth any such event or information.

         For purposes of this Section 9.5., the Borrower, any Subsidiary and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which such entity is the plan sponsor.

         The Borrower shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, Internal Revenue Code, and all other Applicable Laws, and the regulations and interpretations thereunder other than to the extent that Borrower is in good faith contesting by appropriate proceedings the validity or implication of any such provision, law, rule, regulation or interpretation.

         SECTION 9.6. COPIES OF OTHER REPORTS.

         (a) Promptly upon their becoming available, copies of all registration statements and other periodic or special reports containing material information or developments regarding the Borrower and its Subsidiaries which the Borrower shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange; and

         (b) Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed.

         SECTION 9.7. OTHER INFORMATION.

         (a) Upon the request of the Administrative Agent, a statement or statements in conformity with the requirements of Federal Reserve Forms G-3 and/or U-1 referred to in Regulation U of the Board of Governors of the Federal Reserve System and other documents evidencing its compliance with the margin regulations.

         (b) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, its Subsidiaries and the other Loan Parties as any Lender or the Administrative Agent may reasonably request. The rights of the Lenders and the Administrative Agent under this Section are in addition to and not in limitation of their rights under any other provision of this Agreement or any of the other Loan Documents.

                         ARTICLE 10. NEGATIVE COVENANTS

         For so long as any of the Obligations remains outstanding, unpaid or unperformed, or this Agreement is in effect, the Borrower shall not, directly or indirectly:

         SECTION 10.1. FINANCIAL COVENANTS.

         (a) Consolidated Funded Debt/Capitalization Ratio. Permit, as at the end of each fiscal quarter of the Borrower, the Consolidated Funded Debt/Capitalization Ratio to be greater than 0.75 to 1.00.

         (b) Adjusted Interest Coverage Ratio. Permit, as at the end of each fiscal quarter of the Borrower, the Adjusted Interest Coverage Ratio to be less than 2.00 to 1.00.

         SECTION 10.2. INDEBTEDNESS.

         Create, assume or suffer to exist or be created, or permit any Subsidiary to create, assume or suffer to exist or be created, any Consolidated Funded Debt other than the following:

         (a)      the Obligations;

         (b) Existing Consolidated Funded Debt (other than Existing Consolidated Funded Debt to be repaid with the proceeds of the initial Loans as identified in the Statement of Funds Flow) and any extensions, renewals, replacements or refinancings thereof; provided, however, that (i) the principal amount of any Consolidated Funded Debt incurred by the Borrower, the purpose of which is to replace or refinance Existing Consolidated Funded Debt, may not exceed the then outstanding amount of the Existing Consolidated Funded Debt to be refinanced without the prior written consent of the Requisite Lenders unless such Consolidated Funded Debt would otherwise be permitted under paragraph (f) below and (ii) the principal amount of any Consolidated Funded Debt incurred by a Subsidiary, the purpose of which is to replace or refinance the Existing Consolidated Funded Debt of such Subsidiary, may not exceed the then outstanding amount of the Existing Consolidated Funded Debt to be replaced or refinanced unless the Borrower or such Subsidiary shall give the Administrative Agent prior written notice of such increase;

         (c) Purchase Money Debt and Capitalized Lease Obligations incurred directly for the purchase or other acquisition of aircraft, aircraft engines and related aircraft parts and equipment;

         (d) Purchase Money Debt and Capitalized Lease Obligations incurred directly for the purchase or other acquisition of assets not described in paragraph (c) above of up to an aggregate amount of $10,000,000 at any one time outstanding;

         (e) Consolidated Funded Debt owing to the Borrower by its Subsidiaries;

         (f) Consolidated Funded Debt not secured by any Lien incurred pursuant to the issuance by the Borrower of registered, publicly-traded debt securities and/or debt securities of the Borrower issued in a private placement thereof pursuant to Rule 144A of the Securities Act of 1933, as amended, in an original aggregate principal amount not to exceed $150,000,000;

         (g) other Consolidated Funded Debt not described in clauses (a) through (f) up to an aggregate amount of $10,000,000 at any one time outstanding; and

         (h) Guarantees by the Borrower or any Subsidiary of any Consolidated Funded Debt permitted by this Section 10.2.; provided, however, that if a Subsidiary has guaranteed any Consolidated Funded Debt permitted hereby but such Subsidiary has not guaranteed the Obligations, such Subsidiary shall comply with the obligations set forth in Section 8.9. hereof as if such Subsidiary were a Material Subsidiary.

         SECTION 10.3. INVESTMENTS/ACQUISITIONS.

         (a) Acquire or purchase, or permit any Subsidiary to acquire or purchase, any Business Unit or (b) acquire, make or purchase, or permit any Subsidiary to acquire, make or purchase, any Investment or (c) permit any Investment of the Borrower or any Subsidiary to be outstanding other than the following:

                  (i) Investments in (A) Subsidiaries in existence on the Agreement Date and disclosed on Schedule 7.1.(b); and (B) Wholly Owned Subsidiaries created or acquired after the Agreement Date so long as the Borrower complies with Section 8.9. (to the extent applicable) and, if the creation or acquisition of such Subsidiary is in connection with the acquisition or purchase of assets or capital stock of another Person, such transaction is permitted by subparagraph (vi) below;

                  (ii) Investments (other than in Subsidiaries) in existence on the Agreement Date and set forth on Schedule 10.3.(a) attached hereto;

                  (iii) Investments in Cash Equivalents and certain other investments in accordance with ASA and ASA Investments, Inc. Investment Guidelines as set forth on Schedule 10.3(b) attached hereto ;

                  (iv)     Indebtedness owing by Subsidiaries to the Borrower;

                  (v) Loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices;

                  (vi) the Borrower, or any of its Subsidiaries, may acquire or purchase all or a portion of the assets or properties of another Person or any Business Unit of another Person and may acquire or purchase all of the Capital Stock of another Person so long as the following conditions are satisfied: (A) that immediately prior to, and immediately after, the consummation of such acquisition or purchase, no Event of Default has occurred and is continuing; (B) the assets or Person so purchased or acquired relate directly to a line or lines of business in which the Borrower is engaged on the Agreement Date; (C) if the Borrower creates a Subsidiary to effect such acquisition or purchase, such Subsidiary shall be a Wholly Owned Subsidiary and the Borrower and such Subsidiary (if it becomes a Material Subsidiary) shall comply with the provisions of Section 8.9. hereof; (D) the Board of Directors of the Person to be acquired recommends to its shareholders (or other similar equity holders) that the shareholders (or other similar equity holders) approve such acquisition; (E) if such acquisition or purchase is consummated through a merger or consolidation, the Borrower (or, after giving effect to the merger, a Wholly Owned Subsidiary of the Borrower including the acquired entity if it is the survivor of the merger) shall be the surviving corporation; and (F) immediately after giving effect to such acquisition or purchase, the Borrower would be in compliance with the financial covenants set forth in Section 10.1.

                  (vii) other Investments in joint ventures and other Persons not to exceed 25% the Borrower's Consolidated Net Worth as of March 31, 1998.

         SECTION 10.4. LIENS/AGREEMENTS REGARDING LIENS/OTHER MATTERS.

         (a) Create, assume, incur or permit or suffer to exist or to be created, assumed or incurred, or permit any Subsidiary to create, assume or suffer to exist or be created, any Lien upon any of its properties whether now owned or hereafter acquired other than Permitted Liens;

         (b) Enter into or assume any agreement (other than any Loan Document), or permit any Subsidiary to enter into or assume any agreement (other than any Loan Document), prohibiting the creation or assumption of any Lien upon its properties, whether now owned or hereafter acquired unless such agreement permits the Obligations hereunder to be secured as required by this Agreement; or

         (c) Create or otherwise cause or suffer to exist or become effective, or permit any Subsidiary to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by the Borrower or any Subsidiary of the Borrower; (ii) pay any Consolidated Funded Debt or other indebtedness or obligation owed to the Borrower or any other Subsidiary; (iii) make loans or advances to the Borrower or any other Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary.

         SECTION 10.5. RESTRICTED PAYMENTS.

         Declare or make, or permit any Subsidiary to declare or make, any Restricted Payment; provided, however, that (a) Subsidiaries may make or declare Restricted Payments to the Borrower and (b) the Borrower may make or declare Restricted Payments in cash, subject to the satisfaction of each of the following conditions on the date of such Restricted Payment after giving effect thereto: (i) both immediately before and, after giving effect to such Restricted Payment, no Event of Default shall have occurred and be continuing; and (ii) the aggregate amount of Restricted Payments made or declared during the period commencing on March 31, 1998 through and including the last day of the fiscal quarter most recently ended prior to the date of such Restricted Payment shall not exceed 50% of the positive Consolidated Net Income, if any, of the Borrower and its Subsidiaries for such period (treated for these purposes as a single accounting period on a cumulative basis) plus $65,000,000; provided, however, at such time as ASA has executed a definitive union contract with the Air Line Pilots Association, such amount shall increase to $100,000,000.

         SECTION 10.6. MERGER, CONSOLIDATION, SALES OF ASSETS AND OTHER ARRANGEMENTS.

         (a) Enter into, or permit any Subsidiary to enter into, any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or permit any Subsidiary to do any of the foregoing (unless, in the case of liquidations, wind-ups or dissolutions of Subsidiaries, the assets of such Subsidiary or Subsidiaries are conveyed to the Borrower or a Guarantor); or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business or assets, or the capital stock of or other equity interests in any of its Subsidiaries, whether now owned or hereafter acquired or permit any Subsidiary to do any of the foregoing; provided, however, that:

                  (i) Subsidiaries of the Borrower may merge or consolidate with other Subsidiaries of the Borrower; provided further, however, that if the surviving Person of such merger or consolidation is a Material Subsidiary, such Person shall execute a Guaranty as provided in Section 8.9.;

                  (ii) a Subsidiary may sell, transfer or dispose of its assets to the Borrower or another Subsidiary of the Borrower; provided further, however, that if such transferee becomes a Material Subsidiary as a result of such sale, transfer or other disposition, such transferee shall execute a Guaranty as provided in Section 8.9.;

                  (iii) the Borrower or any Subsidiary may sell inventory in the ordinary course of business;

                  (iv) the Borrower and its Subsidiaries may conduct any Asset Sale; provided, however, that the fair market value of all the assets sold, transferred or otherwise disposed of pursuant to this
         Section 10.6. shall not exceed $40,000,000 on a cumulative basis during the term of this Agreement. Notwithstanding the foregoing, (x) the Borrower and its Subsidiaries may conduct Asset Sales of aircraft in the ordinary course of business and such Asset Sales shall not be subject to the dollar limitation set forth above so long as, within 180 days of the sale or other disposition of an aircraft, the Borrower or its Subsidiaries acquires a replacement aircraft having a fair market value greater than the aircraft so sold, (y) the Borrower and its Subsidiaries may enter into sale and leaseback transactions regarding aircraft; and (z) the Borrower may not conduct any Asset Sale (including the sale or disposition of aircraft) during the continuance of a Work Stoppage unless, immediately upon the consummation of such Asset Sale, the Revolving Commitment is permanently reduced by an amount equal to the sale proceeds of such Asset Sale net of Transaction Costs and the aggregate principal amount of all Loans outstanding in excess of the Revolving Commitment as so reduced, if any, are immediately repaid by the Borrower. Any Asset Sale otherwise permitted by this Section 10.6. shall not be permitted unless (A) such sale, transfer or other disposition is for consideration at least 80% of which is cash, (B) such consideration is at least equal to the fair market value of the assets sold, transferred or disposed of and (C) after giving effect to such Asset Sale, the Borrower is in compliance with its obligations under Section 8.11. hereof.

Notwithstanding the foregoing, neither the Borrower nor any of its Subsidiaries shall enter into any receivables securitization transaction, factoring arrangement or other similar transaction or otherwise sell or transfer its receivables.

         SECTION 10.7. TRANSACTIONS WITH AFFILIATES.

         Enter into, or permit any Subsidiary to enter into, any transaction including, without limitation, the purchase, sale, leasing or exchange of property, real or personal, or the rendering of any service, with any Affiliate of the Borrower or with any officer, director or employee of the Borrower or any Subsidiary, except (a) the transactions and agreements described on Schedule 7.1.(q) and any renewals, replacements or extensions thereof, (b) that such Persons may render services to the Borrower or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services and (c) in the ordinary course of and pursuant to the reasonable requirements of the Borrower's (or any Subsidiary's) business consistent with past practice of the Borrower and its Subsidiaries (to the extent applicable) and upon fair and reasonable terms no less favorable to the Borrower (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

         SECTION 10.8. PLANS.

         Neither Borrower nor any Subsidiary of Borrower shall:

         (a) permit the occurrence of any Termination Event which would result in a liability to any Loan Party or ERISA Affiliate in excess of $5,000,000;

         (b) permit the present value of all benefit liabilities under all Plans to exceed the current value of the assets of such Plans allocable to such benefit liabilities by more than $5,000,000;

         (c) permit any accumulated funding deficiency in excess of $5,000,000 (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code) with respect to any Plan, whether or not waived;

         (d) fail to make any contribution or payment to any Multiemployer Plan which any Loan Party or ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto which results in or is likely to result in a liability in excess of $5,000,000; or

         (e) engage, or permit any Loan Party or ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax


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
pursuant to Section 4975 of the Internal Revenue Code in excess of $5,000,000 is imposed.

         SECTION 10.9. FISCAL YEAR.

         Change its fiscal year from that in effect as of the Agreement Date.

         SECTION 10.10. MARGIN REGULATIONS.

         Use, or permit any Subsidiary to use, directly or indirectly, the proceeds of any Loan or any Letter of Credit issued hereunder for the purpose of purchasing or carrying any "margin stock" or "margin security" as defined in Regulations T, U and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called "margin stock") or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulations T, U and
X. Further, neither the Borrower nor any bank acting on its behalf shall take any action which might cause this Agreement or the Notes to violate Regulations T, U or X or any other regulation of the Board of Governors of the Federal Reserve System, as now in effect or as the same may hereafter be in effect.

                               ARTICLE 11. DEFAULT

         SECTION 11.1. EVENTS OF DEFAULT.

         Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

         (a) Default in Payment. (i) The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans or any Reimbursement Obligation, (ii) the Borrower shall fail to pay when due any interest or any of the other Obligations owing by the Borrower under this Agreement or any other Loan Document and such failure shall continue for a period of five Business Days or (iii) any other Loan Party shall fail to pay when due any Obligation owing by such Loan Party under any Loan Document to which it is a party and such failure shall continue for a period of five Business Days.

         (b) Misrepresentations. Any statement, representation or warranty made or deemed made by the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by the Borrower or any other Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made.

         (c) Default in Performance. (i) The Borrower shall fail to perform or observe Section 8.8. or 8.11. hereof or any term, covenant, condition or agreement contained in

Article 10. or (ii) the Borrower or any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section 11.1. and such failure shall continue for a period of thirty days after the earlier of (x) the date upon which the Borrower or such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent sent at the request of any Lender.

         (d)      Indebtedness Cross-Acceleration/Cross-Default. (i) ASA shall
(x) fail to pay any principal or interest due in request of any Indebtedness owing by it (other than Indebtedness hereunder or under the other Loan Documents) outstanding on the Agreement Date and having a principal amount of $10,000,000 or more, when and as the same shall become due and payable (subject to any grace period) or (y) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any such failure is to cause such Indebtedness to become due prior to its stated maturity by reason of acceleration or (ii) the Borrower or any Loan Party shall (x) fail to pay any principal or interest due in respect of any Indebtedness (other than (A) Indebtedness hereunder or under the other Loan Documents, or (B) Indebtedness owing by ASA and described in subparagraph (i) above) having a principal amount of $10,000,000 or more, when and as the same shall become due and payable (subject to any grace period) or (y) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument governing any such Indebtedness if the effect of any such failure is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity (whether by acceleration, mandatory prepayment or redemption or otherwise).

         (e) Voluntary Bankruptcy Proceeding. The Borrower, any Subsidiary or any other Loan Party shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a majority of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; or (vi) make a general assignment for the benefit of creditors.

         (f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any Subsidiary or any other Loan Party, in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person; and such case or other proceeding shall continue and shall not be discharged or dismissed for a period of sixty days.

         (g) Judgment. A final judgment or order for the payment of money in excess of $5,000,000 in the aggregate (exclusive of judgment amounts to the extent covered by insurance) shall be rendered by a one or more Governmental Authorities having jurisdiction and such judgment or order shall continue for a period of thirty days without being stayed, discharged, vacated or dismissed through appropriate appellate proceedings.

         (h) Attachment. A warrant or writ of attachment or execution or similar process shall be issued against any property of the Borrower, a Subsidiary or any Loan Party which exceeds, individually or together with all other such warrants, writs and processes, $5,000,000 in amount and such warrant, writ or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that in the event a bond has been issued in favor of the claimant or other Person obtaining such attachment or writ, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

         (i) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

         (j) Change of Control. The occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d) (3) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), (ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower;
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Borrower (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors.

         (k) Injunction. The Borrower or any of its Material Subsidiaries is enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting all or substantially all of its business and such order continues for more than 90 days.

         (l) Delta Marketing Agreement. If at any time there is no longer in effect a master agreement between Delta Air Lines, Inc. and the Borrower and/or ASA regarding code sharing, the sharing of reservation systems, frequent flyer programs and other joint operational and marketing programs.

         SECTION 11.2. REMEDIES.

         Upon the occurrence of an Event of Default the following provisions shall apply:

         (a)      Acceleration; Termination of Facilities.

                  (i) Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1.(e) or 11.1.(f), (A)(1) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of the Event of Default and (3) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (B) the Commitments, the Revolving Credit Facility and the Letter of Credit Facility shall immediately and automatically terminate.

                  (ii) Optional. If any other Event of Default shall have occurred and be continuing, the Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of the Event of Default and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (B) terminate the Commitments, the Revolving Credit Facility and the Letter of Credit Facility.

         (b) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and, subject to the terms hereof, the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

         (c) Applicable Law. The Administrative Agent may, at the direction of the Requisite Lenders, exercise all other rights and remedies it may have under any Applicable Law.

         (d) Appointment of Receiver. To the extent permitted by Applicable Law, the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Collateral and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

         (e) Cash Collateral. (i) In the case of the occurrence of an Event of Default specified in Sections 11.1.(e) or 11.1.(f), the Borrower shall automatically and without further notice or demand deposit into the Collateral Account the amounts specified in Section 2.15. hereof and (ii) in the case of the occurrence of any other Event of Default, the Requisite Lenders may direct the Administrative Agent, and the Administrative Agent if so directed shall, require the Borrower to deposit into the Collateral Account the amounts specified in Section 2.15.

         SECTION 11.3. RIGHTS CUMULATIVE.

         The rights and remedies of the Administrative Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent and the Lenders may be selective and no failure or delay by the Administrative Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

         If at any time after acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Loans and other Obligations due and payable solely by virtue of acceleration) shall be remedied or waived, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Default or Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied and (c) after giving effect to such Asset Sale, the Borrower is in compliance with its obligations under Section.


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
                              ARTICLE 12. THE AGENT

         SECTION 12.1. AUTHORIZATION AND ACTION.

         Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as agent on such Lender's behalf under this Agreement and the other Loan Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The power of attorney set forth hereinabove shall be irrevocable and coupled with an interest. The relationship between the Administrative Agent and the Lenders shall be that of principal and agent only and nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender nor to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Administrative Agent will forward to each Lender copies or, where appropriate, originals of the documents delivered to the Administrative Agent pursuant to this Agreement or the other Loan Documents. The Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Administrative Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action. Not in limitation of the foregoing, the Administrative Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Administrative Agent to exercise such right or remedy.

         SECTION 12.2. ADMINISTRATIVE AGENT'S RELIANCE, ETC.

         Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent with reasonable care. Without limiting the generality of the foregoing, the Administrative Agent: (a) may deem and treat the payee of any Note as the holder thereof for all purposes until the Administrative Agent receives and accepts an Assignment Agreement executed in accordance with Section 13.5.; (b) may consult with and rely upon legal counsel (including its own counsel or counsel for the Borrower or any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such Collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon (and shall be entitled to rely upon) any notice, consent, certificate, instrument, writing or other communication (which may be by telephone or telecopy) believed by it to be genuine and correct and signed, sent or given by or on behalf of the proper Person or Persons.

         SECTION 12.3. NATIONSBANK AS LENDER.

         NationsBank, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include NationsBank in each case in its individual capacity. NationsBank and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, provide services to, lend money or otherwise provide credit to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.

         SECTION 12.4. LENDER CREDIT DECISION, ETC.

         Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor the Arranger, nor any of their respective officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any Loan Party, any Subsidiary or other Person to such Lender and that no act by the Administrative Agent or the Arranger hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any such representation or warranty by the Administrative Agent or the Arranger to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries, the other Loan Parties or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Each Lender acknowledges that the Administrative Agent's Legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates.

         SECTION 12.5. KNOWLEDGE OF DEFAULT.

         The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Sections 12.1. and 12.2. hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Requisite Lenders; provided, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Administrative Agent shall deem advisable in the best interest of the Lenders.

         SECTION 12.6. INDEMNIFICATION.

         Each Lender agrees to indemnify the Administrative Agent and the Arranger (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender's respective Credit Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees) or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent and/or the Arranger (including by any Lender) in any way relating to or arising out of the Loan Documents, the transactions contemplated thereby or any action taken or omitted by the Administrative Agent and/or the Arranger under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent's gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees of the counsel(s) of the Administrative Agent's own choosing) incurred by the Administrative Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any "lender liability" suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.

         SECTION 12.7. SUCCESSOR ADMINISTRATIVE AGENT.

         The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right, with the consent of the Borrower, such consent not to be unreasonably withheld, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and the Borrower, and shall have accepted such appointment, within thirty days after the Administrative Agent's giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America having combined capital and unimpaired surplus in excess of $1 billion. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the former Administrative Agent, and the former Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

                            ARTICLE 13. MISCELLANEOUS

         SECTION 13.1. NOTICES.

         Unless otherwise provided herein, all notices, requests and other communications provided for hereunder shall be in writing (including without limitation, by fax) and shall be mailed, telecopied or delivered as follows:

         If to the Borrower:

                  Atlantic Southeast Airlines, Inc.
                  100 Hartsfield Centre Parkway
                  Suite 800
                  Atlanta, Georgia 30354-1356
                  Attention: R. Mark Bole
                  Telecopy Number:  (404) 209-1753
                  Telephone Number: (404) 766-1400 ext. 259

         If to the Administrative Agent, the Issuing Bank or NationsBank:

                  NationsBank, N.A.
                  600 Peachtree Street, 9th Floor
                  Atlanta, Georgia 30308
                  Attention: Kathryn W. Robinson
                  Telecopy Number:  (404) 607-6467
                  Telephone Number: (404) 607-5887

         with a copy to:

                  NationsBank, N.A.
                  Independence Center
                  101 North Tryon Street, 15th Floor
                  Charlotte, North Carolina 28255-0001
                  Attention: Margaret Rhodes, Agency Services
                  Telecopy Number:  (704) 386-9923
                  Telephone Number: (704) 386-2881

         If to a Lender, to such Lender's address or telecopy number, as applicable, set forth on the then current Annex I attached hereto.

or as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices, requests and other communications shall be effective
(a) if mailed, when received; (b) if telecopied, when transmitted; or (c) if hand delivered, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Articles 2. and 3. shall be effective only when actually received.

         SECTION 13.2. EXPENSES.

         The Borrower agrees to pay, within 30 days after demand accompanied by reasonably detailed verification, all reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution, delivery and administration (other than out-of-pocket costs and expenses incurred in connection with the assignment of Commitments or sales of participations pursuant to Section 13.5.) of this Agreement, the Notes and each of the other Loan Documents, whenever the same shall be executed and delivered, including the reasonable fees and disbursements of counsel retained by the Administrative Agent (and the cost of internal counsel). Further, the Borrower agrees to pay, within 30 days after demand accompanied by reasonably detailed verification, all reasonable future costs and expenses of the Administrative Agent and each of the Lenders (including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the Lenders and the cost of their internal counsel) in connection with: (a) the negotiation, preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or any Lender relating to this Agreement, the Notes or any of the other Loan Documents; (b) the execution and delivery of any Security Document and all costs and expenses in connection with the filing and/or recordation of such Security Documents and the perfection of any Lien created thereby including all recording taxes, fees and costs and all intangibles and stamp taxes; (c) any restructuring, refinancing or "workout" of the transactions contemplated by this Agreement, the Notes and the other Loan Documents, or any material amendment to the terms of this Agreement or any other Loan Document; and (d) if an Event of Default exists, consulting with one or more Persons engaged by the Administrative Agent, including appraisers, accountants and lawyers, concerning or related to the servicing of this Agreement or the nature, scope or value of any right or remedy of the Administrative Agent or any of the Lenders hereunder, under the Notes or under any of the other Loan Documents, including any review of factual matters in connection therewith.

         The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with (w) the collection or enforcement of the Obligations; (x) prosecuting or defending any claim in any way arising out of, related to, or connected with this Agreement, the Notes or any of the other Loan Documents; (y) the exercise by the Administrative Agent or any Lender of any right or remedy granted to it under this Agreement, the Notes or any of the other Loan Documents; and (z) to the extent not already covered by any of the preceding subsections, any bankruptcy or other proceeding of the type described in Sections 11.1.(e) or 11.1.(f), and the fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any such proceeding including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower, whether proposed by the Borrower, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

         SECTION 13.3. SETOFF.

         Subject to Section 5.13. and in addition to, and not in limitation of, any rights now or hereafter granted under Applicable Law, the Administrative Agent, the Issuing Bank and each Lender is hereby authorized by the Borrower, at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits which, under Applicable Law, are subject to offset (including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, the Issuing Bank or such Lender or any affiliate of such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations which are then due and payable and have which not been paid, irrespective of whether or not the Requisite Lenders shall have declared any or all of the Loans and all other Obligations to be due and payable as permitted by Section 11.2.; provided, however, that no Lender shall exercise such right of setoff without prior consent of the Administrative Agent, such consent not to be unreasonably withheld.

         SECTION 13.4. LITIGATION/JURISDICTION/OTHER MATTERS/WAIVERS.

         EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENTS, THE ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ISSUING BANK, THE AGENTS AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BORROWER, THE AGENTS, THE ISSUING BANK AND EACH LENDER EACH HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA AND ANY STATE COURT LOCATED IN FULTON COUNTY, GEORGIA FOR THE PURPOSE OF ALL LEGAL PROCEEDINGS ARISING OUT

OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH PROCEEDING IN ANY SUCH COURT OR THAT SUCH PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENTS, THE ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE AGENTS, THE ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION. THE FOREGOING WAIVERS HAVE BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

         SECTION 13.5. ASSIGNABILITY AND PARTICIPATIONS.

         (a) The Borrower shall not have the right to assign this Agreement or any interest therein or obligations hereunder except with the prior written consent of the Administrative Agent and all of the Lenders.

         (b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

         (c) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Note and its Commitment); provided, however, that (i) each such assignment shall be to an Eligible Assignee; (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender's rights and obligations under this Agreement, any such partial assignment shall, unless the Borrower and the Administrative Agent otherwise agree, be in an amount at least equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof; (iii) each such assignment by a Lender shall be of a constant (and not a varying) percentage of all of its rights and obligations under this Agreement and the other Loan Documents; and (iv) each such assignment shall be effected by means of an Assignment and Assumption Agreement substantially in the form of Exhibit H (an "Assignment Agreement") executed by the parties and delivered to the Administrative Agent for its acceptance, together with any Note subject to such assignment and a processing fee of $3,500. Upon the execution, delivery and acceptance of the Assignment Agreement as provided therein, from and after the date specified as the effective date in the Assignment Agreement (the "Acceptance Date"), (x) the assignee thereunder shall be deemed to be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, such assignee shall have the rights and obligations of a "Lender" hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights it may have pursuant to Sections 5.2., 5.21., 13.2., and 13.9. which will survive such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of an assigning Lender's rights and obligations under this Agreement, the Notes and the other Loan Documents, such Lender shall cease to be a party hereto). If the assignee is not incorporated under the laws of the United States of America or a State thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 5.21.

         (d) The Administrative Agent shall maintain at the Principal Office a copy of each Assignment Agreement delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Administrative Agent.

         (e) Upon its receipt of an Assignment Agreement executed by an assigning Lender, together with the Syndicate Note subject to such assignment (the "Surrendered Note"), the Administrative Agent shall, if such Assignment Agreement has been completed and the Administrative Agent receives the processing and recording fee described in the immediately preceding subsection
(c), (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register, (iii) give prompt notice thereof to the parties thereto and (iv) revise the information set forth on Annex I to reflect the effect of such Assignment Agreement and promptly provide a copy of such revised Annex I to the Documentation Agent and to the Borrower. Failure of the Administrative Agent to so distribute a revised Annex I shall not relieve or modify the obligations of the Borrower, the Loan Parties or the Lenders owing hereunder. Within five Business Days after its receipt of such notice, the Borrower shall acknowledge such Assignment Agreement and shall execute and deliver to the Administrative Agent in exchange for the Surrendered Note, a new Syndicate Note or Notes to the order of the assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment Agreement and a Competitive Bid Note payable to the order of the assignee in an amount equal to the Revolving Commitment and, if the assigning Lender has retained a Commitment hereunder, a new Syndicate Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall re-evidence the indebtedness outstanding under the old Note or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such Surrendered Note or Surrendered Notes, shall be dated the Acceptance Date and shall otherwise be in substantially the form, of the Note or Notes subject to such assignments. The assignment by a Lender of a Commitment or portion thereof to another Person and the execution and delivery of a new Note or Notes shall not constitute a novation of the indebtedness evidenced by the Surrendered Note or Surrendered Notes and incurred in connection with such assigned Commitment.

         (f) Each Lender may sell participations (without the consent of the Administrative Agent, the Borrower or any other Lender) to one or more Persons (each a "Participant") in all or a portion of its rights, obligations or rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it); provided, however, that: (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Participant shall not be entitled to the benefit of the yield protection provisions contained in Sections 2.10., 5.17. and 5.21. or the right of set-off contained in Section 13.3.; (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Note(s) and to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that any participation agreement between a Lender and a Participant may provide that any amendments, modifications or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Note(s), extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Note(s) or extending its Commitment must be approved by the Participant before the Lender may approve such amendment, modification or waiver).

         (g) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any (on a confidential basis if so furnished to that Lender) information in its possession regarding the Borrower or any Loan Party.

         (h) In addition to the other assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Note(s) to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Note(s) shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

         SECTION 13.6. AMENDMENTS.

         Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any Loan Party or Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrower). Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders, do any of the following: (i) increase the Commitments of the Lenders or subject the Lenders to any additional obligations; (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations; (iii) reduce the amount of any Fees payable hereunder; (iv) postpone any date fixed to any payment of any principal of, interest on, or Fees with respect to, any Loans or any other Obligations; (v) change the Credit Percentages (or any minimum requirement necessary for the Lenders or Requisite Lenders to take action hereunder); or
(vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section. Further, no amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of any Lender or the Administrative Agent in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article 12. (other than the provisions of Section 12.7.). In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Agreement by unilaterally amending or supplementing Annex I from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Commitments as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender as requested by such party.

         SECTION 13.7. NONLIABILITY OF ADMINISTRATIVE AGENT, ARRANGER AND
         LENDERS.

         The relationship between the Borrower and the Lenders shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. Without limiting any of the provisions in this Section and/or Sections 13.17. and 13.18., the parties hereto acknowledge and agree that the Arranger (in its capacities as such) shall have no obligations, duties or liabilities under this Agreement or the other Loan Documents.

         SECTION 13.8. INFORMATION.

         Except as otherwise provided by Applicable Law, the Administrative Agent and each Lender shall not disclose any non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower, but may utilize all such information in accordance with customary procedure of the Administrative Agent or such Lender, as the case may be, for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event the Administrative Agent and the Lenders may make disclosure: (a) to any of their respective affiliates (provided such affiliates shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder; (c) as required by any Governmental Authority or representative thereof or pursuant to legal process; (d) to the Administrative Agent's or such Lender's independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); and (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise of the Lender's rights hereunder or under any of the other Loan Documents.

         SECTION 13.9. INDEMNIFICATION.

         (a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Issuing Bank, the Arranger, any affiliate of the foregoing Persons and each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) (the foregoing items referred to herein as "Claims and Expenses") that may be incurred by or asserted or awarded against an Indemnified Party, in each case arising out of or by reason of any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an "Indemnity Proceeding") which arise out of, or are in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Administrative Agent's, the Arranger's, the Issuing Bank's or any Lender's entering into this Agreement; (v) the fact that the Administrative Agent, the Arranger, the Issuing Bank and the Lenders have established the credit facility evidenced hereby in favor of the Borrower and the Subsidiaries; (vi) the fact that the Administrative Agent, the Arranger, the Issuing Bank and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries;
(vii) the fact that the Administrative Agent, the Arranger, the Issuing Bank and the Lenders are material creditors of the Borrower and the Subsidiaries and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the Issuing Bank or the Lenders may have under this Agreement or the other Loan Documents including, but not limited to, the foreclosure upon, or seizure of, any Collateral or the exercise of any other rights of a secured party; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subparagraph (viii) that are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct; (ix) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by the Internal Revenue Service or state taxing authority or any Indemnity Proceeding commenced by any Governmental Authority or other Person under any Environmental Law including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws.

         (b) This indemnification shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by the Borrower, other creditors of the Borrower or any Subsidiary, any shareholder, director, or employee or union of employees of the Borrower or any Subsidiary (whether such shareholder(s) or director(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority or any other Person and whether or not the transactions contemplated hereby are consummated.

         (c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

         (d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

         (e) An Indemnified Party may engage its own counsel and conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnified Proceeding covered by this Section and, as provided above, all costs and expenses incurred by the Indemnified Party shall be reimbursed by the Borrower; provided, however, that the Borrower shall not be liable for the fees and disbursements of more than one separate firm for all Indemnified Parties hereunder in connection with any one Indemnity Proceeding or separate but substantially similar Indemnity Proceeding(s) in the same jurisdiction; provided further, however, that if (i) the engagement of a single counsel would present a conflict of interest which would prevent such counsel from effectively defending such action on behalf of the Indemnified Parties or (ii) Indemnified Party reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to any other Indemnified Party, then the Indemnified Parties or any one of them may employ separate counsel to represent or defend them or it in any such action or proceeding and the Borrower shall pay the fees and disbursements of such counsel. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnified Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnified Proceeding, such Indemnified Party shall not settle or compromise any such Indemnified Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

         (f) If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

         (g) The Borrower's obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement.

         SECTION 13.10. SURVIVAL.

         Notwithstanding any termination of this Agreement, or of the other Loan Documents, the indemnities and other reimbursement obligations to which the Agents, the Issuing Bank and the Lenders are entitled under the provisions of Sections 5.2., 5.21., 13.2., and 13.9. and any other provision of this Agreement and the other Loan Documents, the waivers of jury trial and submissions to jurisdiction contained in Section 13.4., shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Bank and the Lenders against events arising after such termination as well as before.

         SECTION 13.11. TITLES AND CAPTIONS.

         Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

         SECTION 13.12. SEVERABILITY OF PROVISIONS.

         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 13.13. GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

         SECTION 13.14. COUNTERPARTS.

         This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each fully-executed set of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

         SECTION 13.15. OBLIGATIONS WITH RESPECT TO LOAN PARTIES.

         The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

         SECTION 13.16. INDEPENDENT NATURE OF LENDERS' RIGHTS.

         Nothing contained in any Loan Document and no action taken by Administrative Agent or any Lender or the Borrower or any Loan Party pursuant hereto or thereto shall be deemed to constitute Lenders and/or the Administrative Agent and/or any Loan Party to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

         SECTION 13.17. NO FIDUCIARY RELATIONSHIP.

         No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty (a) by the Administrative Agent, the Issuing Bank or any Lender to the Borrower or any other Loan Party or (b) by the Administrative Agent or the Issuing Bank to any Lender.

         SECTION 13.18. LIMITATION OF LIABILITY.

         Neither the Administrative Agent, the Issuing Bank, the Arranger, any Lender, any affiliate, officer, director, employee, attorney, or agent of such Persons shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Administrative Agent, the Arranger, the Issuing Bank or any Lender or any of their respective affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

         SECTION 13.19. ENTIRE AGREEMENT.

         This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

         SECTION 13.20. CONSTRUCTION.

         The Administrative Agent, the Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Issuing Bank, the Borrower and each Lender.


                            [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

                           THE BORROWER:

                           ASA HOLDINGS, INC.


                           By:
                                    --------------------------------------------
                                    Title: Senior Vice President-Finance


                           THE ADMINISTRATIVE AGENT AND ISSUING BANK:

                           NATIONSBANK, N.A., as Administrative Agent
                                    and Issuing Bank

                           By:
                                    --------------------------------------------
                                    Title: Senior Vice President




                       [SIGNATURES CONTINUED ON NEXT PAGE]

             [SIGNATURE PAGE TO ASA HOLDINGS, INC. CREDIT AGREEMENT
                             DATED AS JUNE 26, 1998]


                           THE LENDERS:

                           NATIONSBANK, N.A., as a Lender


                           By
                                    --------------------------------------------
                                    Title:
                                           -------------------------------------


                           SUNTRUST BANK, ATLANTA

                           By
                                    --------------------------------------------
                                    Title:
                                           -------------------------------------


                           By
                                    --------------------------------------------
                                    Title:
                                           -------------------------------------


                           WACHOVIA BANK, N.A.


                           By
                                    --------------------------------------------
                                    Title:
                                           -------------------------------------

                           ANNEX I TO CREDIT AGREEMENT

                      LIST OF LENDERS, COMMITMENTS, CREDIT
                         PERCENTAGES AND LENDING OFFICES

ADMINISTRATIVE AGENT:

         NationsBank, N.A.
         Independence Center
         101 North Tryon Street, 15th Floor
         Charlotte, North Carolina 28255-0001
         Attention: Margaret Rhodes, Agency Services
         Telecopy Number:  (704) 386-9923
         Telephone Number: (704) 386-2881

Wiring Instructions for Disbursements and Payments of Loans:

         NationsBank, N.A.
         ABA #053000196
         Account #: 1364212200600
         Attention: Corporate Credit Services
         Ref: ASA Holdings, Inc.

LENDERS:

NATIONSBANK, N.A.

Lending Office (All Types of Loans):             Initial Commitment Amount:
--------------                                   --------------------------

600 Peachtree Street, 9th Floor                  $50,000,000.00
Atlanta, Georgia 30308
Attn: Kathryn W. Robinson                        Initial Credit Percentage: 50%
Telecopier: (404) 607-6467
Telephone:  (404) 607-5887

Wiring Instructions: Same as above

SUNTRUST BANK, ATLANTA

Lending Office (All Types of Loans):             Initial Commitment Amount:
--------------                                   --------------------------

25 Park Place, Mail Code 127                     $25,000,000.00
Atlanta, Georgia 30303
Attn: Candace Bird-Diaz                          Initial Credit Percentage: 25%
Telecopier: (404) 230-1940
Telephone:  (404) 581-1601

Wiring Instructions:

         SunTrust Bank, Atlanta, Georgia
         ABA #016-000-104
         Benefit: Wire Clearing
         Account #9088000112
         Attention: Pat Ethridge x8358
         Reference: ASA


WACHOVIA BANK, N.A.

Lending Office (All Types of Loans):             Initial Commitment Amount:
--------------                                   --------------------------

191 Peachtree Street, N.E.                       $25,000,000.00
Atlanta, Georgia 30303
Attn: Lanny Nixon                                Initial Credit Percentage: 25%
Telecopier: (404) 332-5016
Telephone:  (404) 332-4884

Wiring Instructions:

         Wachovia Bank, N.A.
         ABA #016-000-010
         Account #18800621
         Attention: Margaret C. Pace
         Reference: Atlantic Southeast Airlines, Inc.


                                             TOTAL COMMITMENTS = $100,000,000




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